             ------------------------------------------------------

                           PRO FORMA VALUATION REPORT

                       ATLANTIC COAST FEDERAL CORPORATION

                               HOLDING COMPANY FOR
                             ATLANTIC COAST FEDERAL
                                WAYCROSS, GEORGIA


                                  DATED AS OF:
                                  MARCH 5, 2004

             ------------------------------------------------------

















                                  PREPARED BY:

                              RP(R) FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210
                            ARLINGTON, VIRGINIA 22209

RP(R) FINANCIAL, LC.
----------------------------------------------------
Financial Services Industry Consultants



                                                    March 5, 2004


Board of Directors
Atlantic Coast Federal Mutual Holding Company
Atlantic Coast Federal Corporation
Atlantic Coast Federal
505 Haines Avenue
Waycross, Georgia  31501

Members of the Boards:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the Common Stock which is to be offered in connection with the Plan of Stock Issuance (the "Plan"), described below.

     This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.


DESCRIPTION OF PLAN OF STOCK ISSUANCE

     Atlantic Coast Federal Mutual Holding Company (the "MHC") is a federally chartered mutual holding company regulated by the OTS. The MHC was formed in 2003 in conjunction with the mutual holding company reorganization of Atlantic Coast Federal, Waycross, Georgia, ("Atlantic Coast Federal" or the "Bank"); no stock was issued publicly in the mutual holding company reorganization. Simultaneous with the mutual holding company reorganization, a wholly-owned mid-tier stock holding company was formed known as Atlantic Coast Federal Corporation (the "Company") and Atlantic Coast Federal became a wholly-owned subsidiary of the Company. Pursuant to the Plan, the Company will offer for sale up to 49.0% of its common stock (the "Minority Stock Issuance") to the Bank's Eligible Account Holders, Supplemental Eligible Account Holders and tax-qualified plans of the Bank (including the employee stock ownership plan, or "ESOP"). Any shares that are not sold in the Subscription Offering may be offered for sale in the Direct Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering. The number of shares of common stock to be sold in the Offering will approximate 40% of the total shares. The number of shares issued to the MHC will approximate 60% of the total shares.




--------------------------------------------------------------------------------
WASHINGTON HEADQUARTERS
Rosslyn Center                                         Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210                      Fax No.: (703) 528-1788
Arlington, VA 22209                                Toll-Free No.: (866) 723-0594
www.rpfinancial.com                                 E-Mail: mail@rpfinancial.com

BOARD OF DIRECTORS
MARCH 5, 2004
PAGE 2


     Immediately following the Minority Stock Issuance, the primary assets of the Company will be the capital stock of the Bank and the net offering proceeds remaining after contributing proceeds to the Bank. The Company will retain up to 50% of the net offering proceeds. The Company intends to use a portion of the proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of common stock sold in the offering.


RP(R) FINANCIAL, LC.

     RP(R) Financial, LC. ("RP Financial") is a financial consulting and valuation firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the Minority Stock Issuance.


VALUATION METHODOLOGY

     In preparing our appraisal, we have reviewed the Bank's and the Company's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended December 31, 1999 through 2003, and due diligence related discussions with the Company's management; Crowe Chizek and Company LLC, the Company's independent auditor; Luse, Gorman Pomerenk and Schick, the Company's legal counsel for the stock conversion, and Friedman, Billings, Ramsey & Co., Inc., the Company's financial and marketing advisors in connection with the Company's stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Company operates and have assessed the Company's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the stock issuance on the Company's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company's primary market area and have compared the Company's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market

BOARD OF DIRECTORS
MARCH 5, 2004
PAGE 3


for initial public offerings by thrifts. We have specifically considered the market for the stock of publicly-traded mutual holding companies, including the market for initial public offerings in conjunction with other MHC reorganizations. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second step conversions, and/or those institutions that exhibit other unusual characteristics. We have also considered the expected market for the Company's public shares.

     Our Appraisal is based on the Company's representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the individual assets or liabilities, on or off balance sheet, of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies, including mutual holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank's, the MHC's and the Company's values alone. It is our understanding that there are no current or long-term plans for pursuing a second step conversion or for selling control of the Company or the Bank at this time. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

BOARD OF DIRECTORS
MARCH 5, 2004
PAGE 4


VALUATION CONCLUSION

     It is our opinion that, as of March 5, 2004, the aggregate market value of the Company's common stock, assuming a full conversion offering, is $120.0 million. The resulting range of value pursuant to regulatory guidelines and the corresponding number of shares based on the $10.00 per share offering price is set forth below:

                                     Total                  Aggregate
                                Shares Issued(1)         Market Value(1)
                                ----------------         ---------------

    Minimum                       10,200,000              $102,000,000
    Midpoint                      12,000,000              $120,000,000
    Maximum                       13,800,000              $138,000,000
    Supermaximum                  15,870,000              $158,700,000

     (1)  Based on a $10.00 per share price, pursuant to a full conversion.


     Based on the foregoing valuation, the Board has determined to offer 40% of the full value for sale in the minority stock offering, the following range:

                                                                                       Offering
                                       Total Shares            Mhc Shares               Shares
                                       ------------            ----------               ------
    SHARES(1)
    Minimum                              10,200,000              6,120,000             4,080,000
    Midpoint                             12,000,000              7,200,000             4,800,000
    Maximum                              13,800,000              8,280,000             5,520,000
    Supermaximum                         15,870,000              9,522,000             6,348,000

    DISTRIBUTION OF SHARES(2)
    Minimum                                 100.00%                 60.00%                 40.0%
    Midpoint                                100.00%                 60.00%                 40.0%
    Maximum                                 100.00%                 60.00%                 40.0%
    Supermaximum                            100.00%                 60.00%                 40.0%

    AGGREGATE MARKET VALUE
    Minimum                            $102,000,000            $61,200,000           $40,800,000
    Midpoint                           $120,000,000            $72,000,000           $48,000,000
    Maximum                            $138,000,000            $82,800,000           $55,200,000
    Supermaximum                       $158,700,000            $95,220,000           $63,480,000

     (1)  Based on offering price of $10.00 per share.
     (2)  Based on 40.00% of the conversion valuation range.

BOARD OF DIRECTORS
MARCH 5, 2004
PAGE 5


LIMITING FACTORS AND CONSIDERATIONS

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Common Stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the Offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank as of December 31, 2003, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                  Respectfully submitted,

                                                  RP(R)FINANCIAL, LC.




                                                  William E. Pommerening
                                                  Chief Executive Officer




                                                  James P. Hennessey
                                                  Senior Vice President

RP FINANCIAL, LC.



                                               TABLE OF CONTENTS
                                            ATLANTIC COAST FEDERAL
                                               WAYCROSS, GEORGIA


                                                                                                        PAGE
  DESCRIPTION                                                                                          NUMBER
  -----------                                                                                          ------


CHAPTER ONE                             OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Introduction                                                                                       1.1
      Description of Plan of Stock Issuance                                                              1.2
      Strategic Overview                                                                                 1.4
      Balance Sheet Trends                                                                               1.7
      Income and Expense Trends                                                                          1.11
      Interest Rate Risk Management                                                                      1.16
      Lending Activities and Strategy                                                                    1.17
      Asset Quality                                                                                      1.21
      Funding Composition and Strategy                                                                   1.22
      Subsidiaries                                                                                       1.23
      Legal Proceedings                                                                                  1.23



CHAPTER TWO                                       MARKET AREA
-----------

      Introduction                                                                                       2.1
      Local and Regional Market Conditions                                                               2.3
      Market Area Demographics                                                                           2.4
      Local Economy/Largest Employers                                                                    2.7
      Unemployment Rates                                                                                 2.8
      Competition                                                                                        2.9



CHAPTER THREE                                 PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                                                               3.1
      Basis of Comparison                                                                                3.2
      Selected Peer Group                                                                                3.3
      Financial Condition                                                                                3.5
      Income and Expense Components                                                                      3.8
      Loan Composition                                                                                   3.11
      Credit Risk                                                                                        3.12
      Interest Rate Risk                                                                                 3.15
      Summary                                                                                            3.15


RP FINANCIAL, LC.



                                               TABLE OF CONTENTS
                                            ATLANTIC COAST FEDERAL
                                               WAYCROSS, GEORGIA
                                                  (CONTINUED)


                                                                                                        PAGE
  DESCRIPTION                                                                                          NUMBER
  -----------                                                                                          ------


CHAPTER FOUR                                  VALUATION ANALYSIS
------------

      Introduction                                                                                       4.1
      Appraisal Guidelines                                                                               4.1
      RP Financial Approach to the Valuation                                                             4.2
      Valuation Analysis                                                                                 4.3
             1.   Financial Condition                                                                    4.3
             2.   Profitability, Growth and Viability of Earnings                                        4.4
             3.   Asset Growth                                                                           4.6
             4.   Primary Market Area                                                                    4.6
             5.   Dividends                                                                              4.8
             6.   Liquidity of the Shares                                                                4.9
             7.   Marketing of the Issue                                                                 4.9
                       A.  The Public Market                                                             4.9
                       B.  The New Issue Market                                                          4.14
                       C.  The Acquisition Market                                                        4.15
             8.   Management                                                                             4.17
             9.   Effect of Government Regulation and Regulatory Reform                                  4.17
      Summary of Adjustments                                                                             4.18
      Basis of Valuation - Fully-Converted Pricing Ratios                                                4.18
      Valuation Approaches:  Fully-Converted Basis                                                       4.21
      Comparison to Recent Conversions and MHC Offerings                                                 4.26
      Valuation Conclusion 4.26


RP FINANCIAL, LC.



                                                LIST OF TABLES
                                            ATLANTIC COAST FEDERAL
                                               WAYCROSS, GEORGIA



    TABLE
    NUMBER                   DESCRIPTION                                                                    PAGE
    ------                   -----------                                                                    ----


     1.1               Historical Balance Sheets                                                            1.8
     1.2               Historical Income Statements                                                         1.12


     2.1               Summary Demographic Information                                                      2.5
     2.2               Major Employers in Ware County and the Jacksonville MSA                              2.8
     2.3               Unemployment Trends                                                                  2.9
     2.4               Deposit Summary                                                                      2.11
     2.5               Competitor Analysis                                                                  2.12


     3.1               Peer Group of Publicly-Traded Thrifts                                                3.4
     3.2               Balance Sheet Composition and Growth Rates                                           3.6
     3.3               Income as a Percent of Average Assets and Yields, Costs, Spreads                     3.9
     3.4               Loan Portfolio Composition and Related Information                                   3.13
     3.5               Credit Risk Measures and Related Information                                         3.14
     3.6               Interest Rate Risk Measures and Net Interest Income Volatility                       3.16


     4.1               Peer Group Market Area Comparative Analysis                                          4.7
     4.2               Pricing Characteristics and After-Market Trends                                      4.16
     4.3               Calculation of Implied Per Share Data - Incorporating MHC
                         Second Step Conversion                                                             4.20
     4.4               MHC Institutions - Implied Pricing Ratios, Full Conversion Basis                     4.28
     4.5               Public Market Pricing                                                                4.29

RP FINANCIAL, LC.
PAGE 1.1

                       I. OVERVIEW AND FINANCIAL ANALYSIS



INTRODUCTION

     Atlantic Coast Federal ("Atlantic Coast" or the "Bank") is a federally-chartered stock savings bank which conducts operations through its main office in Waycross, Georgia, and a total of 13 additional branch offices (includes one limited service facility) which cover a broad section of southeastern portions of the State of Georgia and northeastern sections of the State of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the City of Savannah, to the Orange Park and Lake City offices in northeast Florida, which are outside the City of Jacksonville. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation's operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions). The Bank also employs a variety of alternative delivery mechanisms, including approximately 15 ATMs, online banking and a telephone call center.

     Originally chartered in 1939 as "Atlantic Coast Line Credit Union", serving the employees of the CSX Corporation and its predecessors, Atlantic Coast evolved through the years into a full-service multi-branch financial institution serving the general public and operating in southeast Georgia and northeast Florida. Atlantic Coast completed a conversion from a federal credit union charter to a federal mutual savings bank charter as of November 1, 2000 (the "Charter Conversion"). The objective of the Charter Conversion was to better serve customers and the local community through the broader lending and to expand its customer base beyond the limited field of membership permitted for credit unions. The Charter Conversion and related growth potential coupled with the ability to raise external capital through the mutual holding company structure are believed to enhance the ability to remain competitive while providing customers with superior service and a broad array of financial services products.

     The Bank's post Charter Conversion operations have been characterized by relatively strong growth in loans and deposits. A portion of the growth is attributable to several branch acquisitions as Atlantic Coast acquired a total of three branches in fiscal 2002 and 2003 in two separate transactions. Additionally, Atlantic Coast has taken advantage of its expanded lending

RP FINANCIAL, LC.
PAGE 1.2


authority, as evidenced in the growth of permanent residential mortgages and commercial and multi-family loans ("income producing property loans").

     Since the Charter Conversion, the Bank has been regulated by the Office of Thrift Supervision ("OTS"). The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system. The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC").

     Atlantic Coast reorganized into a mutual holding company ("MHC") structure in January 2003, and no stock was issued publicly at the time. Simultaneous with the MHC reorganization, a wholly-owned mid-tier stock holding company was formed known as Atlantic Coast Federal Corporation ("ACFC" or the "Company"), and Atlantic Coast became a wholly-owned subsidiary of the Company. The MHC and the Company were both capitalized with $50,000 in cash concurrent with their formation. The public stock offering being pursued by the Company will not result in any organizational change.

     Atlantic Coast Federal MHC is a federally chartered mutual holding company which was formed in January 2003 in conjunction with the mutual holding company reorganization of Atlantic Coast Federal. As a result of the mutual holding company reorganization in which no stock was issued publicly, Atlantic Coast Federal Bank converted to a stock bank and issued all of its common stock to Atlantic Coast Federal Corporation, the mid-tier holding company and the MHC's wholly-owned subsidiary. At the present time, the assets of the MHC include approximately $50,000 of cash as well as the common stock of Atlantic Coast Federal Corporation. Currently, loans and deposits to CSX Corporation employees are estimated to equal less than 20%, and management believes that the proportion of business with CSX employees will continue to diminish in the future.


DESCRIPTION OF PLAN OF STOCK ISSUANCE

     Pursuant to the Plan of Stock Issuance, the Company will publicly offer a 40% minority position of its common stock ("Minority Stock Issuance" or "Offering"), and the MHC will retain a 60% majority interest in the Company. ACFC will continue to be the sole subsidiary of

RP FINANCIAL, LC.
PAGE 1.3


the MHC and will own 100% of the Bank's outstanding stock. The Company will retain approximately 50% of the net offering proceeds, a portion of which will be loaned to the newly-formed employee stock ownership plan ("ESOP") to purchase 8% of the offering shares.

     The offering proceeds are expected to facilitate the Company's continued expansion and diversification. The Offering also provides the opportunity for local stock ownership, which may enhance the financial success of the Company if local shareholders become/remain customers and promote the Company's products and services. The following summary indicates the initial allocation and reinvestment of the offering proceeds.

          o MHC. The MHC currently is the sole shareholder of the Company, and will retain a 60% majority ownership upon completion of the Offering. The MHC is not currently expected to engage in business activity other than stock ownership of the Company. The MHC was capitalized with $50,000 upon formation January 1, 2003.

          o ATLANTIC COAST FEDERAL CORPORATION. The Company is expected to retain up to 50% of the net offering proceeds, which will be utilized to fund the loan for stock purchased by the newly-formed ESOP and will retained by the Company for initial reinvestment in high quality investment securities with short to intermediate term maturities. Over time, such funds are earmarked for various corporate purposes, including the possible payment of regular and/or special cash dividends, infusing additional equity into the Bank and/or repurchases of publicly-held common stock. Dividends are expected to be periodically paid to the Company from the Bank.

          o ATLANTIC COAST FEDERAL. At least 50% of the net proceeds will be infused into the Bank as equity. The net investable cash is expected to be lower than the paid-in capital, based on expectations of deposit withdrawals to fund stock purchases. Cash proceeds infused into the Bank will initially become part of general funds, which are expected to be initially invested into cash and short-term investments pending longer-term reinvestment into loans and investments.

     The Company expects to continue to pursue a controlled growth strategy, leveraging its strong pro forma capital, primarily through growth through the current delivery channels. If appropriate, ACFC may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.

RP FINANCIAL, LC.
PAGE 1.4


STRATEGIC OVERVIEW

     As noted previously, the Company has implemented a strategy to continue to cater to its historical credit union field of membership, but also to reduce its perceived risk profile (particularly credit risk profile) by broadening the customer base. This customer diversification strategy was facilitated through the Charter Conversion in conjunction with broadening the traditional and alternative delivery channels, emphasizing marketing and competitive pricing strategies and building both the internal loan origination capacity and building broker relationships to increase loan volume. During the mid-1990s, the deposit and loan balances attributable to CSX Corporation employees accounted for the substantial majority of assets and liabilities. Today, having increased in size, the proportion of deposits and loans are estimated by management to have diminished to less than 20%, which illustrates the success of its customer diversification strategy. The loan customer diversification is directly attributable to the purchase of branches and expanded mortgage lending activities, including both internal originations and purchases.

     As the credit union lending restrictions were removed, the Company commenced an active program of originating loans to non-customers. This loan customer diversification has lessened the Company's credit risk profile directly linked to the employee concentration with CSX Corporation. At the same time, the Company's credit risk exposure has increased as reflected by data pertaining to non-performing assets which shows that non-performing assets ("NPAs") have increased from $1.6 million (0.52% of assets) as of the end of fiscal 1999, to $8.6 million (1.71% of assets) as of the end of fiscal 2003.

     In response to the perceived deterioration in asset quality and in response to findings of following a regulatory examination completed by the OTS in early 2003, the Board of Directors adopted a resolution (the "Resolution") on May 29, 2003, addressing certain areas of operation of Atlantic Coast Federal Corporation. The Resolution addressed limiting the total assets of Atlantic Coast Federal Corporation to no more than $510 million at December 31, 2003. In addition, the Board of Directors agreed to discontinue certain lending activities until adequate staffing, underwriting policies and procedures, and loan review programs were established and reviewed by the Office of Thrift Supervision. These lending activities included commercial, construction, non-residential real estate, land acquisition and land development, and non-

RP FINANCIAL, LC.
PAGE 1.5


mortgage commercial loans. The Company believes it is has addressed all matters related to the resolution, as the Bank's commercial loan department has recently been restructured, and as policies and procedures have been revamped to address areas of regulatory criticism while an experienced commercial lender has also been employed to manage the commercial lending operations. However, loans underwritten pursuant to prior underwriting processes and procedures comprise the majority of the loan portfolio.

     Balance sheet growth has been primarily generated in the Jacksonville market in northern Florida given the large size and more favorable growth characteristics of the Jacksonville area in comparison to the Waycross area where the Company's operations have historically been centered. In order to accelerate the ability to grow in ACFC's northern Florida markets, the Company acquired three branches in two separate transactions (consummated in fiscal 2002 and 2003). In total, the Company assumed approximately $30 million of deposits, and acquired $2 million in fixed assets acquired, $15 million in loans branch-related loans. The transaction resulted in both amortizable intangibles and non-amortizable goodwill, totaling $3 million. The core deposit intangible (approximately $1 million in the aggregate for the three acquisitions) is being amortized to expense over 10 years using an accelerated method. The Company will seek to continue to growth through the acquisition of branches or other financial institutions, as well as through de novo branching and organic growth realized through the current existing branch and delivery system. Additionally, the Company anticipates that growth opportunities will result from bank consolidation in the local market and the resulting fallout of customers who are attracted to ACFC's community-bank orientation and emphasis on customer service.

     The ability to market to a broader customer base (both from an employer and geographic standpoint) and the ability to offer an expanded line of products, particularly in the mortgage area, have contributed to the Company's asset and loan growth, which have equaled 12.6% and 13.1% respectively, since the end of fiscal 1999. However, while the Charter Conversion enhanced the ability to expand deposits, loans and assets, such growth has not translated into significant core earnings growth. Specifically, the Company's conversion to a taxable entity coupled with growth in operating costs and loan loss provisions substantially offset the increase in the net interest margin from a core earnings perspective.

RP FINANCIAL, LC.
PAGE 1.6


     The Company's current operating strategy is designed to take advantage of the broad geographic footprint encompassed by ACFC's offices, particularly in the northern Florida market which is perceived to be a growth oriented market by management.

     The Company's strong loan growth in recent years has been largely attributable to the origination of mortgage loans (as well as limited purchases), most of which are secured by properties within the Company's markets. The focus of the ACFC's mortgage lending encompasses both residential (i.e., secured by 1-4 family properties) and commercial and multi-family property lending. Approximately 50% of the Company's residential mortgage loans are originated through broker relationships while the balance is originated by in-house personnel. The Company has also supplemented its internal loan origination capacity through 1-4 family residential loan purchases, primarily of adjustable rate loans. The Company also employs a staff of 4 commercial loan officers who originated the majority of the Company's commercial and multi-family mortgage loan volume in fiscal 2003.

     The Company's strong deposit growth has been bolstered by the purchase of three branches and the employment of premium pricing of deposits and low fees on transaction accounts. Expectedly, the Company's cost of deposits exceeds the competitive market average. The Company's recent growth has also been bolstered through the utilization of borrowed funds (FHLB advances).

     While ACFC recognized certain benefits as a credit union including its non-taxable status and strong corporate ties, that charter limited the types of products and services it could offer and to whom. Prior to the Charter Conversion, the Company had developed a niche in mortgage lending but was limited in its ability to expand such lending operations beyond the field of membership. Today, the Company has the ability to serve the local community and offer a more diverse array of products and services. ACFC offers a wide array of banking services including savings, certificate and checking accounts, ATM and debit cards, wire transfers, Internet banking, fixed or adjustable-rate mortgage loans on residential, multifamily and commercial properties as well as consumer loans. The business strategy employed by the Company seeks to provide quality service, charge limited fee, pay highly competitive rates on savings, and charge equitable loan rates.

RP FINANCIAL, LC.
PAGE 1.7


BALANCE SHEET TRENDS

   GROWTH TRENDS

     Growth trends over the last five years underscore the impact of the foregoing strategies, particularly following the Charter Conversion. For example, during fiscal 2000, the Company's assets increased by only 7.7%, which was relatively comparable to the growth rate experienced throughout the latter half of the 1990s. By comparison, since the Charter Conversion, annual asset growth has approximated 14.3% (see Table 1.1 for details; the detailed audited and unaudited financial statements are incorporated herein by reference as noted in Exhibit I-1, and key operating ratios are set forth in Exhibit I-2). The majority of the asset and loan growth since the Charter Conversion has been funded with competitively priced deposits, although the Company has also increased borrowings to supplement deposits. The Company's growth in the most recent fiscal year approximated 11% and was reflective of the $510 million asset cap pursuant to the Resolution.

     Annual equity growth equaled 11.7% since the end of fiscal 1999, in part reflecting the Company's tax benefit realized as a result of the Charter Conversion and its fully taxable status beginning in fiscal 2001. The post-offering equity growth rate is expected to initially fall below historical levels given the increased equity, the initial anticipated low return on the net offering proceeds in the current interest rate environment and the cost of the stock benefit plans and public company reporting. Over the longer term, as the new equity is leveraged through growth, the return on equity is expected to improve.

     From a funding perspective, the Company has been pricing its deposits at a premium and/or been providing low fee or other attractive features on its transaction accounts. Thus, many of the Company's depositors are either rate or fee-based customers, which again provide limited opportunity for cross-selling, particularly for those depositors who are located outside the Company's market area. Similarly, many of the Company's loans are originated through brokers where there is little, if any, on-going relationship with the customer. These characteristics will be considered in the pricing section.


RP FINANCIAL, LC.
PAGE 1.8

                                                              Table 1.1
                                                       Atlantic Coast Federal
                                                      Historical Balance Sheets
                                                   (Amount and Percent of Assets)


                                                              For the Fiscal Year Ended December 31,
                                     -----------------------------------------------------------------------------------------
                                             1999                   2000                  2001                   2002
                                     --------------------  --------------------  ---------------------  --------------------
                                      Amount       Pct       Amount       Pct      Amount       Pct       Amount       Pct
                                      ------       ---       ------       ---      ------       ---       ------       ---
                                      ($000)       (%)       ($000)       (%)      ($000)       (%)       ($000)       (%)
Total Amount of:
  Assets                              $310,230   100.00%    $334,231   100.00%    $376,862    100.00%    $447,721    100.00%
  Cash and Cash Equivalents             18,562     5.98%      15,589     4.66%      10,666      2.83%      13,975      3.12%
  Loans Receivable (net)               266,409    85.87%     287,907    86.14%     333,656     88.54%     379,778     84.82%
  Investment Securities - AFS           12,765     4.11%      12,923     3.87%      13,670      3.63%      28,599      6.39%
  Other Investments                      2,784     0.90%       3,680     1.10%         840      0.22%       1,135      0.25%
  FHLB Stock                             1,104     0.36%       1,286     0.38%       1,729      0.46%       2,305      0.51%
  Intangible Assets                          0     0.00%           0     0.00%           0      0.00%       1,580      0.35%
  Deposits                             263,308    84.88%     274,513    82.13%     305,541     81.07%     360,880     80.60%
  Borrowed Funds                        17,786     5.73%      25,071     7.50%      32,757      8.69%      45,443     10.15%
  Total Equity                          27,752     8.95%      33,380     9.99%      35,694      9.47%      38,924      8.69%

  Loans/Deposits                                 101.60%               105.35%                109.77%                105.88%
  Number of Full Service Offices                      9                    9                       9                     10

(Continued)
                                                                 Compounded
                                     --------------------          Annual
                                              2003               Growth Rate
                                     --------------------        -----------
                                       Amount        Pct             Pct
                                       ------        ---             ---
                                       ($000)        (%)             (%)

Total Amount of:
  Assets                              $499,040     100.00%          12.62%
  Cash and Cash Equivalents              8,978       1.80%         -16.61%
  Loans Receivable (net)               435,614      87.29%          13.08%
  Investment Securities - AFS           26,039       5.22%          19.51%
  Other Investments                        500       0.10%         -34.90%
  FHLB Stock                             3,082       0.62%          29.28%
  Intangible Assets                      2,661       0.53%            N.M.
  Deposits                             392,256      78.60%          10.48%
  Borrowed Funds                        60,971      12.22%          36.07%
  Total Equity                          43,218       8.66%          11.71%

  Loans/Deposits                                   111.84%
  Number of Full Service Offices                       13

Source:  Atlantic Coast Federal's prospectus.


RP FINANCIAL, LC.
PAGE 1.9

   LOANS RECEIVABLE

     In conjunction with the charter conversion to a mutual thrift, the Company has been emphasizing real estate lending, including primarily the origination and purchase of 1-4 family residential mortgage loans as well as commercial and multi-family mortgage loans. The majority of ACFC's 1-4 family residential mortgage loans consist of loans which are conforming to standards set by Freddie Mac, Fannie Mae or Ginnie Mae, notwithstanding the fact that the Company generally holds loans it originates for portfolio. The Company seeks to emphasize residential mortgages which are variable rate or hybrid ARMs (i.e., fixed for a period of up to 7 years and adjustable thereafter). The Company also offers 15 and 30 year fixed rate loans, and may sell a portion of such loans for interest rate risk management purposes. However, the Company has recently retained such loans in an effort to maintain its asset yields and overall profitability in the low interest rate environment currently prevailing. The remaining balance of the mortgage loan portfolio consists of a mix of loans secured by multi-family and commercial properties as well as properties under construction.

     ACFC's loan portfolio composition as of December 31, 2003, reflects the Company's emphasis on residential lending, whereby permanent first mortgage loans secured by 1-4 family residential properties totaled $237.9 million, equal to 53.9% of total loans, while an additional 8.8% of the portfolio was comprised of home equity loans or lines of credit secured by 1-4 family residential properties. At the same date, multi-family and commercial real estate loans approximated 14.5% of the loan portfolio while the balance of the loan portfolio consisted of construction and loans (6.9%) and non-mortgage loans (15.9%). The relatively large balance of consumer loans reflects ACFC's credit union roots and historical emphasis on consumer lending. The Company has deemphasized consumer lending since completing the Charter Conversion and recently sold the majority of its credit card portfolio.


   CASH, INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     ACFC's preference is to deploy the majority of assets into loans while maintaining required liquidity. The Company anticipates initially reinvesting the net offering proceeds into investments with short-to-intermediate maturities, pending longer-term deployment primarily into loans.

RP FINANCIAL, LC.
PAGE 1.10


     As of December 31, 2003, the Company's portfolio of cash and liquidity investments totaled $38.6 million, or 7.7% of total assets. At this date, this portfolio was comprised of non-interest bearing cash and cash equivalents ($9.0 million), interest-bearing deposits at other financial institutions ($0.5 million), and various investment quality securities ($26.0 million) including securities issued by various federal entities, municipal securities, mortgage-backed securities and mutual funds. All of the Company's investment securities are classified as available for sale ("AFS"). Additionally, the Company maintains a modest investment in FHLB stock with a book value of $3.1 million.


   FUNDING STRUCTURE

     Retail deposits have generally met the substantial portion of the Company's funding needs supplemented with a modest amount of borrowed funds from the Federal Home Loan Bank of Atlanta. Prior to the Charter Conversion, ACFC also had the capacity to borrow from a corporate credit union.

     The Company maintains a strong level of savings and transaction accounts, which totaled $179.8 million, or 45.8% of total deposits, as of December 31, 2003, however, certificates of deposits ("CDs") comprise the single largest segment of deposits and equaled $212.5 million, or 54.2% of total deposits. In comparison, demand deposit, money market and passbook savings accounts equaled $42.1 million (10.7% of deposits), $60.3 million (15.4% of deposits), and $77.4 million (19.7% of deposits).

     Borrowings have been utilized primarily as a supplemental funding source to fund lending activity. As of December 31, 2003, borrowed funds consisted of $61.0 million of FHLB advances, with maturities extending out to 2014. The Company has utilized advances both for liquidity management (i.e., to bolster cash for lending) and interest rate risk management purposes (i.e., to lock in a rate on longer term funds). The Company may continue to utilize borrowings as a supplemental funding source in the future, generally on a short-to-intermediate term basis.

RP FINANCIAL, LC.
PAGE 1.11


   CAPITAL

     Annual capital growth for the Company has approximated 11.65% since the end of fiscal 1999. As of December 31, 2003, ACFC's equity totaled $43.2 million, or 8.64% of total assets, while tangible equity equaled $40.5 million, equal to 8.11% of total assets. The Bank maintained capital surpluses relative to its regulatory capital requirements at December 31, 2003, and thus qualified as a "well capitalized" institution. The offering proceeds will serve to further strengthen Atlantic Coast's regulatory capital position and support further growth. The equity growth rate is expected to slow for the Company on a post-offering basis given the pro forma increase in equity, low reinvestment yields currently available and the potential dividend policy.


INCOME AND EXPENSE TRENDS

     The Company's historical earnings and profitability reflect the impact of the Charter Conversion. Specifically, earnings and profitability reflect the resulting taxable status since the beginning of 2000 and the large one-time benefit from the establishment of a deferred tax asset attributable primarily to the valuation allowances. In order to analyze earnings on a comparable basis prior to the Charter Conversion, we have applied a 38% tax rate to pre-tax earnings.

     Earnings for the 12 months ended December 31, 2003, totaled $4.4 million, or 0.91% of average assets (see Table 1.2), while core earnings were estimated at $2.7 million, or 0.56% of average assets, after adjusting for non-recurring expenses on a tax-effected basis. The Company's reported and core earnings have fluctuated over the last five fiscal years, reflecting the impact of taxes, growth and non-recurring gains on sale. Specifically, peak earnings on a reported basis were equal to $5.6 million ($2.2 million on a tax adjusted basis) in fiscal 2000 as income reflected a non-recurring tax benefit upon the Company's conversion to a taxable entity. Reported earnings subsequently declined in fiscal 2001 reflecting in part, the impact of taxes. Earnings in fiscal 2002 and 2003 were supported by non-recurring gains on sale while core earnings (i.e., reported earnings adjusted to exclude non-recurring items) reported modest increases over these periods. These trends are described more fully below.


RP(R) FINANCIAL, LC.
PAGE 1.12

                                                       Table 1.2
                                                Atlantic Coast Federal
                                             Historical Income Statements


                                                                 For the Fiscal Year Ended December 31,
                                                -------------------------------------------------------------------
                                                         1999                     2000                  2001
                                                ----------------------  ---------------------  --------------------
                                                   Amount     Pct(1)       Amount     Pct(1)      Amount     Pct(1)
                                                   ------     ------       ------     ------      ------     ------
                                                   ($000)       (%)        ($000)      (%)        ($000)      (%)

Interest Income                                   $25,829      8.46%      $27,013      8.14%     $29,136      8.09%
Interest Expense                                  (12,189)    -3.99%      (13,551)    -4.08%     (15,221)    -4.23%
                                                  --------    ------      --------    ------     --------    ------
  Net Interest Income                             $13,640      4.47%      $13,462      4.06%     $13,915      3.87%
Provision for Loan Losses                          (2,963)    -0.97%       (1,700)    -0.51%      (2,081)    -0.58%
                                                  --------    ------      --------    ------     --------    ------
  Net Interest Income after Provisions            $10,677      3.50%      $11,762      3.55%     $11,834      3.29%

Other Operating Income                              3,248      1.06%        3,734      1.13%       3,970      1.10%
Operating Expense                                 (11,115)    -3.64%      (11,984)    -3.61%     (12,357)    -3.43%
                                                  --------    ------      --------    ------     --------    ------
  Net Operating Income                            $ 2,810      0.92%      $ 3,512      1.06%     $ 3,447      0.96%

Net Gain(Loss) on Sale of Loans                   $     -      0.00%      $     -      0.00%     $    32      0.01%
Net Gain(Loss) on Sale of Foreclosed Assets             -      0.00%            -      0.00%           -      0.00%
Net Gain(Loss) on Sale of AFS Securities                -      0.00%            -      0.00%           7      0.00%
                                                  --------    ------      --------    ------     --------    ------
  Total Non-Operating Income/(Expense)            $     -      0.00%      $     -      0.00%     $    39      0.01%

Net Income Before Tax                             $ 2,810      0.92%      $ 3,512      1.06%     $ 3,486      0.97%
Income Taxes                                            0      0.00%        2,062      0.62%      (1,290)    -0.36%
                                                  --------    ------      --------    ------     --------    ------
 Net Income (Loss) Before Extraord. Items         $ 2,810      0.92%      $ 5,574      1.68%     $ 2,196      0.61%

Estimated Core Net Income
Net Income                                        $ 2,810      0.92%      $ 5,574      1.68%     $ 2,196      0.61%
Addback(Deduct): Non-Recurring (Inc)/Exp                -      0.00%            -      0.00%         (39)    -0.01%
Tax Effect (1)                                          -      0.00%           -       0.00%          14      0.00%
                                                  --------    ------      --------    ------     --------    ------
  Estimated Core Net Income                       $ 2,810      0.92%      $ 5,574      1.68%     $ 2,172      0.60%

Estimated Core Income
  if Taxable at a 38% Effective Tax Rate          $ 1,742      0.57%      $ 2,177      0.66%     $ 2,172      0.60%

Memo:
      Expense Coverage Ratio (2)                   122.72%                 112.34%                112.61%
      Efficiency Ratio (3)                          65.81%                  69.69%                 69.09%
      Effective Tax Rate                             0.00%                 -58.71%                 37.00%

(Continued)

                                                ---------------------------------------------
                                                         2002                     2003           2002     2003
                                                ----------------------  ---------------------
                                                   Amount     Pct(1)       Amount     Pct(1)
                                                   ------     ------       ------     ------
                                                   ($000)       (%)        ($000)       (%)

Interest Income                                   $30,813      7.35%      $31,213      6.43%    $7,119    $7,732
Interest Expense                                  (13,035)    -3.11%      (11,781)    -2.43%    (3,362)   (3,086)
                                                  --------    ------      --------    ------    -------   -------
  Net Interest Income                             $17,778      4.24%      $19,432      4.00%    $3,757    $4,646
Provision for Loan Losses                          (3,683)    -0.88%       (4,238)    -0.87%      (667)     (757)
                                                  --------    ------      --------    ------    -------   -------
  Net Interest Income after Provisions            $14,095      3.36%      $15,194      3.13%    $3,090    $3,890

Other Operating Income                              4,628      1.10%        4,893      1.01%     1,173     1,378
Operating Expense                                 (14,711)    -3.51%      (15,911)    -3.28%    (3,072)   (3,777)
                                                  --------    ------      --------    ------    -------   -------
  Net Operating Income                            $ 4,012      0.96%      $ 4,176      0.86%    $1,192    $1,491

Net Gain(Loss) on Sale of Loans                   $   126      0.03%      $ 2,697      0.56%    $   31    $   75
Net Gain(Loss) on Sale of Foreclosed Assets             -      0.00%          (93)    -0.02%         -         -
Net Gain(Loss) on Sale of AFS Securities              634       0.15%          36       0.01%        -         -
                                                  --------    ------      --------    ------    -------   -------
  Total Non-Operating Income/(Expense)            $   760      0.18%      $ 2,640      0.54%    $   31    $   75

Net Income Before Tax                             $ 4,772      1.14%      $ 6,816      1.40%    $1,223    $1,566
Income Taxes                                       (1,585)    -0.38%       (2,399)    -0.49%      (432)     (581)
                                                  --------    ------      --------    ------    -------   -------
 Net Income (Loss) Before Extraord. Items         $ 3,187      0.76%      $ 4,417      0.91%    $  791    $  985

Estimated Core Net Income
Net Income                                        $ 3,187      0.76%      $ 4,417      0.91%
Addback(Deduct): Non-Recurring (Inc)/Exp             (760)    -0.18%       (2,640)    -0.54%
Tax Effect (1)                                        252      0.06%         929       0.19%
                                                  -------     ------      -------     ------
  Estimated Core Net Income                       $ 2,680      0.64%      $ 2,706      0.56%

Estimated Core Income
  if Taxable at a 38% Effective Tax Rate          $ 2,680      0.64%      $ 2,706      0.56%

Memo:
      Expense Coverage Ratio (2)                   120.85%                 122.13%
      Efficiency Ratio (3)                          65.66%                  65.41%
      Effective Tax Rate                            33.21%                  35.20%


(1) Reflects effective tax rate for each period.
(2) Net interest income divided by operating expenses.
(3) Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

RP(R) FINANCIAL, LC.
PAGE 1.13


   NET INTEREST INCOME

     Net interest income steadily increased over the last five fiscal years, primarily reflecting the benefit of balance sheet growth. Specifically, net interest income increased from $13.6 million in fiscal 1999 to $19.4 million in fiscal 2003. Measured as a percentage of average assets, the Company's net interest margin reflects a downward trend between fiscal 1999 and 2003, declining from 4.47% of average assets to 4.00% of average assets. However, the majority of the reduction occurred in fiscal 1999 as the Company's ratio of net interest income to average assets has fluctuated within a 37 basis point range since fiscal 2000.

     The modest decline in the net interest income ratio primarily reflects expanded mortgage lending, which has lower yields than consumer lending. Moreover, loan yields have been adversely impacted by the high prepayment rates, particularly on higher coupon loans. Additionally, some of the residential ARMs had low initial "teaser" rates which provided a limited spread compared to the cost of funds. Also, the Company's cost of funds is relatively high as the growth objectives were realized through highly competitive pricing on selected deposit accounts.

     The Company spreads registered improvement since fiscal 2001 (see Exhibit I-4), increasing from 3.38% in fiscal 2001, to 3.94% and 3.96% in fiscal 2002 and fiscal 2003, respectively. The improvement in ACFC's spreads is primarily the result of a reduction in the Company's cost of funds, from 5.11% in fiscal 2001, to 2.95% in fiscal 2003, which was partially offset by a 158 basis point reduction in the Company's asset yields over the corresponding time frame.


   LOAN LOSS PROVISIONS

     Provisions for loan losses have historically reflected the large balance of consumer loans, particularly automobile loans which resulted in a high level of chargeoffs. Loan loss provisions have remained relatively high subsequent to the Charter Conversion and shift in lending strategy reflecting: (1) the high growth in total loans, including income producing property loans; and (2) the Company's limited experience historically with respect to income producing property lending and the higher risk profile of such lending. Additionally, recent loan loss provisions also reflect the increase in NPAs, including reserves allocated to specific problem

RP(R) FINANCIAL, LC.
PAGE 1.13


loans included in the balance of classified assets. Going forward, the Company will continue to evaluate the adequacy of the level of general valuation allowances ("GVAs") on a regular basis, and establish additional loan loss provisions in accordance with the Company's asset classification and loss reserve policies. For the 12 months ended December 31, 2003, loan loss provisions totaled $4.2 million, or 0.87% of average assets.


   NON-INTEREST INCOME

     Non-interest income for the most recent 12 months totaled $4.9 million, or 1.01% of average assets, primarily reflecting fee income generated through: the Company's deposit accounts, including various service and non-sufficient fund ("NSF") charges and interchange fees; and ATM related fees, reflecting foreign transactions at its ATMs and interchange income resulting from the Company's customers utilizing foreign ATMs.

     The Company sold its credit card portfolio with a principal balance of approximately $13.0 million for a $2.6 million gain, which is reflected as a non-operating income item for purposes of this analysis. In the future, ACFC expects that interchange income (and expenses) will diminish as a result of the sale of this portfolio.


   OPERATING EXPENSES

     Prior to the Charter Conversion, the Company had a relatively high level of operating expenses, reflecting a comparatively greater number of labor intensive transaction accounts and smaller consumer loans. Since the Charter Conversion, operating expenses have increased at a relatively rapid pace, in part reflecting the additional compensation, marketing, and other costs related to the growth and expansion plans. In particular, operating costs have increased as a result of the costs related to the acquisition of branches and the related staffing costs. Additionally, the Company has incurred expenses as it sought to resolve problem assets (including the related litigation costs) and bolster its staff and credit administration processes and procedures in response to the Resolution adopted in May 2003. As a result, operating expenses increased from $11.1 million in fiscal 1999, to $15.9 million for fiscal 2003. However, the Company's relatively faster balance sheet growth has diminished the operating expense ratio, which declined from 3.64% of average assets in fiscal 1999, to 3.28% in fiscal 2003.

RP(R) FINANCIAL, LC.
PAGE 1.15


     Operating expenses are expected to increase on a post-offering basis as a result of the expense of the stock-related benefit plans and the costs related to operating as a public company. At the same time, continued balance sheet growth and reinvestment of the offering proceeds should at least partially offset the anticipated expense increase.


   NON-OPERATING INCOME/EXPENSE

     Non-operating income and expense items have been a significant factor in the Company's operations. In this regard, gains on the sale of loans have been the most significant contributor to the Company's non-operating revenues reflecting the impact of the sale of the credit card portfolio in fiscal 2003. Other significant non-operating items include gains on the sale of investments in fiscal 2002. The gains on the sale of loans and investments are primarily interest rate related and/or are otherwise a one-time event (such as the sale of the credit card portfolio which reflects the termination of a business line). For the 12 months ended December 31, 2003, net non-operating income totaled $2.6 million, equal to 0.54% of average assets. From a valuation perspective, we will give less weight to non-recurring gains.


   TAXES

     Prior to fiscal 2000, ACFC incurred no tax liabilities due to its exempt status as a credit union. Following the Charter Conversion, the Company became subject to standard taxation, which approximated a combined federal and state tax rate of 35% for the most recent fiscal year.


   EFFICIENCY RATIO

     The Company's efficiency ratio improved since fiscal 2000, from 69.96% to 65.41% in fiscal 2003, as balance sheet growth offset operating expense growth. Important from a core earnings perspective, the efficiency ratios ignore the impact of loan loss provisions which have trended upward in response to both growth of the loan portfolio and an increase in the level of NPAs. On a post-offering basis, the efficiency ratio may show some slight improvement, although low reinvestment yields may limit the benefit.

RP(R) FINANCIAL, LC.
PAGE 1.16


INTEREST RATE RISK MANAGEMENT

     The primary aspects of the Company's interest rate risk management include:

          >> Emphasizing the origination of adjustable rate residential mortgage loans or hybrid ARMS with repricing frequencies of up to seven years when market conditions permit;

          >> Selling a portion of the fixed rate mortgage loans originated based on risk and profitability considerations;

          >> Maintaining a diversified loan portfolio which includes loans secured by commercial real estate and multi-family properties as well as non-mortgage loans which carry short terms to maturity and/or variable interest rates;

          >> Improving commercial loan underwriting and administration with the objective of maintaining strong asset quality (this will limit loan losses and enable the Company to maintain a high ratio of interest-earning assets);

          >>   Maintaining a balance of cash or short-term investments; and

          >> Maintaining an acceptable level of capital which provides a favorable level of interest-earning assets relative to interest-bearing liabilities.


     The rate shock analysis as of December 31, 2003 (see Exhibit I-5) reflects a modest liability sensitive position as the expected change in net portfolio value ("NPV") under a 200 basis point increase in interest rates was a negative 53 basis points and the post-shock NPV ratio equaled 14.09%. Accordingly, the Bank possesses a "Minimal" exposure to interest rate risk as of December 31, 2003. Based on OTS estimates incorporating December 31, 2003 financial data and market rate information, assuming a positive 200 basis point instantaneous and permanent rate shock, the Bank's post-shock NPV ratio fell in the fourth quintile relative to all OTS regulated thrifts while the change in NPV also put the Company in the fourth quintile. Thus, the Company's risk exposure is at the lower end of the range in comparison to other OTS regulated thrifts.

     Overall, the data suggests ACFC's earnings would be negatively impacted by rising interest rates, but to a lesser extent, relative to other OTS regulated institutions. At the same time, there are numerous limitations inherent in such analyses, such as the credit risk of Company's adjustable rate loans in a rising interest rate environment. Moreover, the

RP(R) FINANCIAL, LC.
PAGE 1.17


Company's interest rate risk exposure is projected to be further reduced following the completion of the conversion and reinvestment of the net conversion proceeds into interest-earning assets.


LENDING ACTIVITIES AND STRATEGY

     Since the Charter Conversion, the Company has been primarily emphasizing real estate lending, primarily 1-4 family residential mortgage loans and, to a lesser extent, commercial mortgage and multi-family mortgage loans. The majority of the Company's 1-4 family residential mortgage loans consist of loans which are conforming to agency standards, and the non-conforming residential loans are conforming but for the loan amount (i.e., jumbo loans). To a lesser extent, the Company extends consumer loans. Details regarding the Company's loan portfolio composition are included in Exhibits I-6, I-7 and I-8.

   RESIDENTIAL LENDING

     As of December 31, 2003, residential mortgage loans approximated $237.9 million, or 53.9% of total loans. ACFC originates both fixed rate and adjustable rate 1-4 family mortgage loans. The Company's general philosophy is to seek to originate adjustable rate loans and/or shorter-term fixed rate mortgage loans for portfolio (hybrid loans with a fixed rate of up to 7 years initially) when competitive and market conditions permit. The Company also originates longer term fixed rate loans and may either place such loans into portfolio or sell them on a servicing released basis, depending upon various considerations which include an assessment of the interest rate risk exposure of holding the loans. ACFC has recently been originating longer term fixed rate loans for portfolio with the objective of maintaining overall yields and profitability.

     The repricing of ARM loans is tied to a variety of indexes primarily including the U.S. Treasury rate and LIBOR. Depending on the type of loan, there are a variety of periodic and lifetime rate caps which are generally structured based on the conditions prevailing in the competitive market.

     ACFC originates one-to-four family loans up to a loan-to-value ("LTV") ratio of 97%, with private mortgage insurance ("PMI") being required for loans in excess of an 80.0%

RP(R) FINANCIAL, LC.
PAGE 1.18


LTV ratio. Substantially all of the 1-4 family mortgage loans originated or purchased by the Company are secured by residences in the Company's markets in Georgia and Florida.

     As a complement to 1-4 family permanent mortgage lending, the Company also offers home equity loans including fixed rate amortizing term loans and variable rate lines of credit tied to the Prime rate.

   MULTI-FAMILY AND COMMERCIAL MORTGAGE LENDING

     Commercial real estate and multi-family loans totaled $64.0 million, equal to 14.5% of total loans. Commercial real estate and multi-family loans originated by ACFC are extended up to a loan-to-value ("LTV") ratio of 75% and carry adjustable rates with amortization periods generally ranging from 20 to 30 years, and a minimum debt service coverage of 1.2 times. The Company's fixed rate product, which comprises the largest portion of ACFC's loan origination volumes historically, have typically been originated with five or ten year call provisions and priced at a premium to the rate of the U.S. Treasury of corresponding maturity. Prepayment penalties are frequently incorporated into the loan agreements to discourage prepayment within the first several years of the loan. Adjustable rate loans typically consist of loans which are fixed for the first five years and reprice annually thereafter.

     The typical commercial or multi-family loans that the Company seeks to originate or purchase has a principal balance in the range of $500,000 to $1.5 million, but may be larger, particularly if the loan is well-collateralized or extended to a very credit-worthy borrower. Such loans are typically collateralized by local properties (within the Company's normal lending territory), consisting primarily of small office buildings, family-type business establishments and apartment buildings. The Company's commercial real estate and multi-family loan portfolio has exhibited relatively strong growth since the Charter Conversion and has grown proportionally to total loans. Furthermore, management has targeted the portfolio for future growth, both in dollar terms and as a percentage of the loan portfolio.

   CONSTRUCTION LOANS

     Construction loans comprised the balance of the Company's mortgage loan portfolio, amounting to $30.6 million (6.9% of total loans) at December 31, 2003. While the Company

RP(R) FINANCIAL, LC.
PAGE 1.19


was for several years an active participant in commercial construction lending, ACFC has largely ceased such lending and is primarily focused on residential construction lending.

     Residential construction loans will continue to be offered by the Company in the future, generally for the construction of pre-sold homes, which typically convert into permanent loans at the end of the construction period. The Company requires an 80% LTV ratio for construction loans on owner occupied homes. ACFC may lend to builders for "spec" homes but in such cases, will require a LTV ratio of 80% or less. In this regard, the Company is seeking to participate in the significant residential construction business in prevailing in the Jacksonville area. The Company's builder loan portfolio is typically limited to small to mid-sized developers, and the Company seeks to limit the exposure to any one builder to approximately five houses under construction at any one time.

   NON-MORTGAGE LOANS

     ACFC originates non-mortgage loans, including commercial and consumer loans (excluding mortgage-based home equity loans which totaled $38.8 million), which in the aggregate, totaled $70.4 million as of December 31, 2003 (15.9% of total loans). The majority of ACFC's non-mortgage loans consist of consumer loans including primarily auto loans, personal credit lines, and other miscellaneous consumer loans. The current consumer loan portfolio reflects its credit union roots but the portfolio balance has diminished by more than 50% over the last three years as ACFC has focused its lending efforts on mortgage loans, as they are perceived to be more profitable. Moreover, shrinkage has been facilitated by the sale of the majority of the credit card portfolio with a balance of $13.0 million for a $2.7 million gain in fiscal 2003. While the Company will continue to offer consumer loans in the future, the portfolio is expected to diminish in proportion to total loans.

     In the past, the Company occasionally extended commercial loans, leases, working capital lines of credit, loans for equipment and loans for other business purposes. Such loans are typically extended to accommodate existing customers. As of December 31, 2003, the portfolio of commercial non-mortgage loans totaled $2.6 million. A portion of the commercial loans in the Company's portfolio were acquired with branches purchased over the last several years. The

RP(R) FINANCIAL, LC.
PAGE 1.20


Company is precluded from making non-mortgage commercial loans until at least the next regulatory examination by the Resolution.


   LOAN ORIGINATIONS, PURCHASES AND SALES

     The Company's 1-4 family mortgage loan originations will primarily come from the following: (1) internal loan originations generated through direct solicitation by the Company's business development officers or by referrals through ACFC's branches or presence on the Internet; (2) loan brokers; and (3) whole loan participation purchases from other lenders (primarily within the Company's normal lending territory). The Company also periodically evaluates the purchase of 1-4 family residential mortgage loan pools from various secondary market sources. Such loans may be comprised of loans both within and outside the Company's primary market.

     The Company also employs a staff of 4 commercial loan officers who originate the majority of the Company's commercial and multi-family mortgage loan volume in fiscal 2003. ACFC may also utilize loan brokers to acquire commercial and multi-family mortgage loans from time-to-time or may purchase participation interests from other lenders.

     Consumer loans are primarily extended to provide a full range of services to customers and are originated by in-house staff. Such loans are primarily evaluated utilizing statistical credit scoring models to evaluate the borrowers creditworthiness.

     Exhibit I-9, which shows the Company's recent data regarding loan originations, repayments and sales, highlights ACFC's emphasis on mortgage lending. The Company's loan diversification efforts are evidenced by the multi-family, commercial mortgage and construction loan level, which totaled $56.5 million, or 25.9% of all loan originations in fiscal 2003. However, residential mortgage loan originations comprised the bulk of all loan originations, totaling $111.6 million (51.3% of total originations). Moreover, the Company has been an active loan purchaser acquiring $34.7 million of loans (primarily adjustable rate 1-4 family mortgages) in the most recent fiscal year.

RP(R) FINANCIAL, LC.
PAGE 1.21


ASSET QUALITY

     The Company's asset quality has historically reflected a moderate level of delinquency, primarily in the consumer loan portfolio, but ACFC has recently experienced deterioration in its asset quality ratios as reflected in the increasing level of NPAs and classified assets experienced over the last several years. Moreover, reserve coverage in relation to non-performing loans has also declined. Such trends are reflected in the data in Exhibit I-10, which shows that the balance of NPAs has increased, from $1.6 million, equal to 0.52% of assets in fiscal 1999, to $8.6 million, equal to 1.73% of assets at the end of fiscal 2003. As of December 31, 2003, classified assets totaled $19.9 million, equal to 4.0% of assets, which reflects a 652.0% increase from the prior fiscal year end. While the balance of NPAs has been increasing, reserve coverage as a percent of non-performing loans has diminished, from 310.23% at the end of fiscal 1999 to 87.13% as of the end of fiscal 2003 (see Exhibit I-11).

     The increase in nonperforming loans and impaired loans primarily consists of a few large commercial real estate loans for which management has identified significant concerns about the borrowers' ability to repay the loans in accordance with the original terms of the loans. In this regard, the amount of allowance for loan losses allocated to individual loan relationships increased significantly during 2003 from $1.6 million at December 31, 2002 to $4.0 million at December 31, 2003.

     Approximately $2.6 million or 40% of the allowance for loan losses balance has been allocated to an individual problem loan relationship as of December 31, 2003. The outstanding loan balance for this loan relationship is approximately $4.8 million as of December 31, 2003. ACFC has identified significant concerns about the borrower's ability to pay according to the original loan terms as a result of poor operating results and insufficient cash flows.

     At December 31, 2003, the Company owned an interest in lease pools with an outstanding balance of approximately $1.0 million, net of approximately $150,000 of the allowance for loan losses which has been allocated to these leases. The seller of the leases has declared bankruptcy and the Company does not expect to recover any funds from this source. The Company has filed claims against the insurance company which had issued surety bonds in connection with the leases while the insurance company has filed suit against the seller of the

RP(R) FINANCIAL, LC.
PAGE 1.22


leases as well as ACFC. The outcome of this matter is uncertain but the Company has incurred significant expense in connection with these assets over the last several years. Legal costs incurred on this matter were $447,000 and $500,000 for 2002 and 2003, respectively. Management continues to vigorously pursue collection on the surety bonds.

     In addition to these specific asset quality problems, we believe there are several other risk factors with respect to the Company's asset quality. First, a significant element of growth within the loan portfolio has consisted of loans secured by commercial and multi-family properties. The performance of such loans tends to be highly correlated to the strength of the local economy including the real estate markets, all of which have been very strong in the Company's markets through the last several years. Accordingly, in the event of a market downturn, loan portfolio quality may likely diminish more rapidly in comparison to other local lenders. The second risk factor pertains to the limited seasoning of a large portion of the loan portfolio. As reflected in Table 1.1, the balance of loans receivable has increased by $169 million, or by 63% since the end of fiscal 1999. The limited seasoning of the portfolio is important since asset quality problems in mortgage loans often do not initially arise within the first several years following origination. Moreover, many of the loans originated recently have had relatively large balances (see the discussion regarding specific asset quality problems above), which concentrates the Company's credit risk exposure in the event of delinquency of even a small number of large loans.


FUNDING COMPOSITION AND STRATEGY

     As of September 30, 2003, the Company's assets were funded primarily with deposits, and, to a lesser extent, borrowings and equity (see Exhibits I-12, I-13 and I-14). The Company's deposit services cater to primarily individuals rather than commercial businesses.


   DEPOSITS

     Local retail deposits have consistently addressed the substantial portion of ACFC's funding needs, with core deposits in the form of non-interest bearing checking, passbook accounts, and money market deposit accounts comprising the majority of deposits. In the aggregate, these accounts totaled $179.8 million, or 45.8% of total deposits as of December 31, 2003. At this same date, CDs accounted for approximately 54.2% of deposits. Approximately

RP(R) FINANCIAL, LC.
PAGE 1.23


70% of CDs had remaining maturities of one year or less. Large balance CDs (i.e. balances greater than $100,000), which tend to be more rate sensitive than lower balance CDs, accounted for $56.5 million, or 14.4% of deposits, at September 30, 2002.


   BORROWINGS

     Borrowings have been utilized primarily as a supplemental funding source to fund lending and investment security activity. As of December 31, 2003, borrowed funds consisted of $70.0 million of Federal Home Loan Bank (FHLB) advances. Maturities on ACFC's portfolio of borrowed funds extend out to as long as 10 years (2014). Borrowed funds have been employed both as a liquidity management tool (i.e., to bolster funds when deposits fall short of the Company's requirements), as an earnings tool (i.e., to increase interest-earning assets through leverage), and as an interest rate risk management tool (i.e., a means of locking in longer term funds). The Company will continue to utilize borrowings as a supplemental funding source in the future, generally for these same purposes.


SUBSIDIARIES

     At December 31, 2003 ACFC did not have any subsidiaries other than the Bank and First Community Financial Services, Inc., an inactive wholly-owned subsidiary of ACFC.


LEGAL PROCEEDINGS

     Other than the routine legal proceedings that occur in the Company's ordinary course of business, the Company is not involved in litigation which is expected to have a material impact on the ACFC's financial condition or operations.

RP FINANCIAL, LC.
PAGE 2.1


                                 II. MARKET AREA



INTRODUCTION

     ACFC currently conducts operations through its main office in Waycross, Georgia, and a total of 13 additional branch offices which cover a broad section of southeastern portions of the State of Georgia and northeastern sections of the State of Florida. Specifically, the northernmost office is located in Garden City, Georgia, near the City of Savannah, and the branch network extends to the Orange Park and Lake City offices in northeast Florida, which are outside the City of Jacksonville. Certain of the locations reflect, in part, the credit union roots and the location of CSX Corporation's operations, and reflect several prior acquisitions (credit unions and bank branch acquisitions).

     Important from the perspective of this analysis, the Company's offices, deposits and lending activities are concentrated in two areas including Waycross, Georgia (Ware County) where the headquarters office as well as one branch are located, and in Jacksonville (Duval County) where five branches are situated, and which has been an area of growth for the Company which has purchased 3 branches in Jacksonville over the last several years. Overall, approximately three-quarters of the Company's deposits were in these two markets as of June 30, 2003. Given this regional concentration, the regional economic and demographic trends for the Waycross, Georgia and Jacksonville markets have been the focus of the analysis set forth herein.

     A map reflecting the broad geographic coverage of ACFC's offices as well as the relative concentration of offices in the Waycross and Jacksonville markets is set forth below.

RP FINANCIAL, LC.
PAGE 2.2






                               [PICTURE OMITTED]







     Future growth opportunities for ACFC depend on the growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Company and the relative economic health of ACFC's market area. The growth potential and the stability provided by the market area have a direct bearing on the market value of the Company, and will be factored into our valuation analysis accordingly.

RP FINANCIAL, LC.
PAGE 2.3


   LOCAL AND REGIONAL MARKET CONDITIONS

     ECONOMIC OVERVIEW - WARE COUNTY, GEORGIA

     Ware County is a primarily rural area with a population estimated at 35,000, less than 15,000 of who lived in the City of Waycross. The economy of the market area is based on manufacturing, transportation and service industries and agriculture. The transportation sector is dominated by CSX Transportation, which employs more than 1,500 workers at its "Hump Yard" in Waycross, which is essentially serves as a major southeastern switching yard and service center for the CSX Railroad. Many of the smaller manufacturing industries and other employers in Waycross and the surrounding area are related to the town's location at a major regional rail hub for CSX Transpiration and ready access to major highways (Waycross is at the junction of U.S. Routes 1, 82 and 84, which provide easy access to major interstate routes including I-95 and I-75). Farm products produced in Ware County and the surrounding area primarily include blueberries, tobacco and cotton as well as livestock, including cattle and hogs. Importantly, Ware County is a relatively small market with limited growth trends. Thus, the Company has been seeking to expand its market into larger more growth oriented markets such as Duval County, Florida, which is described below.

   ECONOMIC OVERVIEW - DUVAL COUNTY, FLORIDA

     Jacksonville's economy has historically been tied to the military and defense industries, primarily the Navy, and has realized strong growth since the beginning of World War II. As a result of the mild climate, the location on the ACFC of Florida, and relatively low cost of living in comparison to many areas of southern Florida has attracted many retirees and the surrounding area has a significant tourism industry. Moreover, many other businesses including banks and financial services companies have transformed Jacksonville into a regional financial center in the southeastern U.S. These characteristics, coupled with growth of the Port of Jacksonville into the 14th largest port in the U.S. have all contributed to growth of the Jacksonville area economy.

RP FINANCIAL, LC.
PAGE 2.4


   MARKET AREA DEMOGRAPHICS

     Table 2.1 includes detailed information regarding the demographic trends for the Company's market area counties from 2000 to 2003 and projected through 2008. Data for the State of Georgia and Florida is included for comparative purposes. The shows a wide diversity of size and growth levels for the markets served by ACFC. In this regard, the Ware County market (Waycross) where the Company maintains approximately one-third of its deposits, is relatively small (total population approximating 35,000) and has actually been shrinking in terms of its total population base over the last decade. While the Company's other markets in Georgia (Chatham County and Coffee County) are larger in terms of the overall population and household levels, the Company's retail presence in these markets is relatively limited (they represented 4.3% and 3.3% of the Company's total deposits as of June 30, 2003.

     At the same time, the rationale for targeted expansion into larger more vibrant markets is clearly evidenced in the data as Duval County, Florida (i.e., the Jacksonville market) represents a comparatively huge market (816,000 residents and 1.1 million residents in the Jacksonville MSA) which has been growing relatively rapidly (by almost 20% since the beginning of the last decade). Likewise, the other Florida markets in Clay and Columbia Counties where the Company maintains office facilities have experienced favorable growth trends, which the Company will seek to exploit in the future.

     Income characteristics for the Company's markets are also reflected in the data set forth in Table 2.1. Generally, ACFC's markets in Georgia are in rural and/or less prosperous regions of the state, which is reflected in the comparatively moderate income levels as measured by average household income, median household income and per capita income. Specifically, the median household and per capita income in Ware County equaled $31,124 and 16,766, respectively, as of 2003, which falls 35% and 32% below the state aggregate, respectively. While income levels in the Company's other Georgia markets are higher than Ware County, they too fall below the Georgia aggregate level.

     By comparison, income levels in Duval County where the Company is seeking to grow are relatively comparable to the Florida aggregate. In this regard, the median household


RP(R) Financial, LC.
Page 2.5

                                                 Table 2.1
                                   Atlantic Coast Financial Corporation
                                      Summary Demographic Information


                                                 Year                             Growth Rate
                                ----------------------------------------          -----------
POPULATION (000)                      2000          2003          2008     2000-2003     2003-2008
----------------                      ----          ----          ----     ---------     ---------
United States                      281,422       291,629       309,303          1.2%          1.2%
Georgia                              8,186         8,813         9,955          2.5%          2.5%
Chatham County                         232           236           242          0.6%          0.5%
Coffee County                           37            39            43          1.7%          1.8%
Ware County                             35            35            35         -0.3%         -0.3%

HOUSEHOLDS (000)

United States                      105,480       109,362       117,074          1.2%          1.4%
Georgia                              3,006         3,233         3,672          2.4%          2.6%
Chatham County                          90            92            95          0.8%          0.7%
Coffee County                           13            14            16          1.9%          2.0%
Ware County                             13            13            13         -0.1%         -0.1%

MEDIAN HOUSEHOLD INCOME ($)

United States                      $42,729       $46,615       $54,319          2.9%          3.1%
Georgia                             43,201        48,001        57,317          3.6%          3.6%
Chatham County                      38,020        42,626        50,135          3.9%          3.3%
Coffee County                       31,329        34,239        39,305          3.0%          2.8%
Ware County                         28,487        31,124        34,711          3.0%          2.2%

PER CAPITA INCOME -   ($)

United States                      $21,587       $24,733          ----          4.6%           N/A
Georgia                             21,154        24,628          ----          5.2%           N/A
Chatham County                      21,152        25,207          ----          6.0%           N/A
Coffee County                       15,530        18,254          ----          5.5%           N/A
Ware County                         14,384        16,766          ----          5.2%           N/A

                                 Less Than    $25,000 to      $50,000-   $100,000 to
2003 HH INCOME DIST.(%)           $25,000         50,000     $100,000       $150,000     $150,000+
-----------------------           --------        ------     ---------      --------     ---------

United States                         25.5          27.8          30.5          13.1           3.2
Georgia                               24.5          27.5          31.6          10.1           6.3
Chatham County                        30.1          27.8          28.0           8.0           6.2
Coffee County                         36.3          32.4          23.4           4.4           3.4
Ware County                           41.2          30.8          22.4           3.7           1.8


RP(R) FINANCIAL, LC.
PAGE 2.6

                                               Table 2.1
                                 Atlantic Coast Financial Corporation
                                    Summary Demographic Information


                                                 Year                             Growth Rate
                                ----------------------------------------          -----------
POPULATION (000)                      2000          2003          2008     2000-2003     2003-2008
----------------                      ----          ----          ----     ---------     ---------

United States                      281,422       291,629       309,303           1.2%         1.2%
Florida                             15,982        16,996        18,700           2.1%         1.9%
Clay County                            141           153           173           2.8%         2.5%
Columbia County                         57            60            66           1.9%         1.9%
Duval County                           779           816           871           1.6%         1.3%

HOUSEHOLDS (000)
----------------

United States                      105,480       109,362       117,074           1.2%         1.4%
Florida                              6,338         6,729         7,452           2.0%         2.1%
Clay County                             50            55            63           2.9%         2.8%
Columbia County                         21            22            25           2.2%         2.2%
Duval County                           304           318           342           1.6%         1.4%

MEDIAN HOUSEHOLD INCOME ($)
---------------------------

United States                      $42,729       $46,615       $54,319           2.9%         3.1%
Florida                             39,303        42,332        48,611           2.5%         2.8%
Clay County                         49,106        52,412        59,302           2.2%         2.5%
Columbia County                     31,048        33,473        37,782           2.5%         2.5%
Duval County                        41,116        44,061        50,254           2.3%         2.7%

PER CAPITA INCOME -  ($)
------------------------

United States                      $21,587       $24,733          ----           4.6%          N/A
Florida                             21,557        24,118          ----           3.8%          N/A
Clay County                         20,868        22,903          ----           3.2%          N/A
Columbia County                     14,598        16,583          ----           4.3%          N/A
Duval County                        20,753        23,046          ----           3.6%          N/A

                                 Less Than    $25,000 to      $50,000-     $100,000 to
2003 HH INCOME DIST.(%)           $25,000         50,000     $100,000         $150,000     $150,000+
-----------------------           -------         ------     --------         --------     ---------

United States                         25.5          27.8          30.5           13.1          3.2
Florida                               27.8          30.5          28.7            7.9          5.1
Clay County                           17.5          29.5          37.8           10.2          4.1
Columbia County                       37.2          32.8          24.3            4.3          1.5
Duval County                          25.6          31.2          31.0            8.1          4.1

Source: ESBI.


RP FINANCIAL, LC.
PAGE 2.7


income in Duval County equaled $44,061 as of 2003, which exceeded the state aggregate by 4%, while per capita income equaled $23,046, which fell 4% below the state aggregate.


   LOCAL ECONOMY/LARGEST EMPLOYERS

       The largest employers in Ware County and the Jacksonville MSA reflect the characteristics and trends previously described. In this regard, the major employers in Ware County reflect the status of Waycross and Ware County as a regional center for jobs, shopping and health care, among other components. In this regard, the population of Ware County approximately doubles during the working day when residents of nearby areas commute into the market for work, at such large employers as CSX (1,500 employees), Satilla Regional Medical Center (1,200 employees) and the Wal-Mart (510 employees). Other large manufacturing employers include General Manufactured Housing and Clayton Homes (producers of manufactured homes), Carolina Skiff which manufactures small boats and Stewart Candy which produces candies and sweets.

       The largest employers in the Jacksonville MSA reflects the traditionally large role played by the military, but also reflects the growing importance of other business and industries on the local economy including health care, retailing and financial services (see Table 2.2). In this regard, the largest employer and two of the five largest employers in the market is the U.S. Navy, which employs more than 25,000 workers at the Mayport Naval Station and the Jacksonville Naval Air Station. Retailing is also important as Jacksonville serves as the corporate headquarters for one of the largest grocers in the U.S. (Winn-Dixie employing 12,097) while another major grocer (Publix Supermarkets) employs more than 7,000 at regional distribution center. Other large employers include health care providers and financial services companies, whose presence in Jacksonville has been growing over the last several decades.

RP FINANCIAL, LC.
PAGE 2.8


                                    Table 2.2
                      Atlantic Coast Financial Corporation
             Major Employers in Ware County and the Jacksonville MSA

                                            2003
    Company                               Employees             Product/Service
    -------                               ---------             ---------------

    WARE COUNTY
    -----------
    CSX Transportation                      1,507            Rail/Freight Transport.
    Satilla Regional Medical Center         1,200            Hospital
    Ware County Board of Education          1,000            Gov./Education
    Wal-Mart                                  510            Retailer
    Ware County Government                    350            County Government
    General Manufactured Housing              240            Manufactured Housing
    City of Waycross                          239            Municipal Gvt.
    Carolina Skiff                            224            Boat Manufacturer
    Stewart Candy                             170            Candy Manufacturer
    Clayton Homes                             165            Manufactured Housing

    JACKSONVILLE MSA
    ----------------
    Mayport Naval Station                  15,000            Government/Military
    Duval County Public Schools            14,442            Govt./Education
    Winn-Dixie Stores (Corporate Hqtrs.)   12,097            Grocery
    Jacksonville N.A.S.                    10,317            Government/Military
    Blue Cross/Blue Shield                  8,500            Health Insurer
    State of Florida                        7,056            State Government
    Publix Supermarkets                     7,000            Grocery (Dist. Center)
    City of Jacksonville                    6,761            Municipal Govt.
    Wal-Mart                                5,800            Retailer
    Baptist Health System                   5,584            Health Care
    Bank of America                         5,500            Regional Banking
                                                              Headquarters

    Sources: Okefenokee Development Authority for Ware County and the Northeast Florida
             Regional Development Partnership for the Jacksonville MSA.


   UNEMPLOYMENT RATES

       Unemployment levels on a local, state and national level have generally remained stable or improved slightly, reflecting both the impact of the economic recovery as well as limited job creation in the face of strong productivity growth. Specifically, the national

RP FINANCIAL, LC.
PAGE 2.9


unemployment rate has held constant, but there has been improvement in the Florida and Georgia unemployment rates generally, including the Company's markets.

                                    Table 2.3
                      Atlantic Coast Financial Corporation
                             Unemployment Trends (1)


                                   November 2002       November 2003
   Region                          Unemployment        Unemployment
   ------                          ------------        ------------

   United States                         5.9%                5.9%
   Georgia                               5.0                 4.0
     Chatham County                      4.0                 3.6
     Coffee County                       5.2                 5.7
      Ware County                        5.1                 3.9
   Florida                               5.3                 4.7
     Columbia County                     4.7                 4.3
     Clay County                         4.3                 4.1
     Duval County                        5.4                 5.4

   (1) Unemployment rates are not seasonally adjusted.

   Source: U.S. Bureau of Labor Statistics.


COMPETITION

       As a savings bank with its primary business functions of real estate lending and the gathering deposits in southeast Georgia and northeast Florida, ACFC's primary competitors are: (1) other financial institutions with offices in the local market (including banks, thrifts and credit unions); (2) other mortgage loan originators; (3) those depository and lending organizations not physically located within the market but capable of doing business remotely through the Internet or by other means; and (4) other competitors such as investment firms, mutual funds, insurance companies, etc.

       Competition among financial institutions in the Company's market is significant. As larger institutions compete for market share to achieve economies of scale, the environment for the Company's products and services is expected to remain highly competitive. Community-sized institutions such as ACFC typically compete with larger institutions on pricing or operate

RP FINANCIAL, LC.
PAGE 2.10


in a niche that will allow for operating margins to be maintained at profitable levels. The Company's Plan as set forth herein reflects elements of both strategies.

       Table 2.4 displays deposit market trends in recent years for Ware and Duval Counties as well as the other markets where ACFC maintains branch offices. The Company maintains a relatively strong market share in Ware County, where it is the largest financial institution holding approximately 25% of the total deposit market. Importantly, growth in the Ware County market has been limited, as total deposits have diminished since 1998 and the bank component of the deposit base has only realized 5% compounded annual growth overall over the last several years. The Duval County market represents a much larger market overall (in excess of $13 billion of total deposits) but ACFC's market share is much smaller, equal to approximately 1.4% of the total deposit market.

       The largest competitors in the markets served by ACFC are comprised of some of the largest financial institutions in the Southeast U.S. and the nation as a whole (See Table 2.5). In this regard, while ACFC holds the largest market share in Ware County, there are other significant competitors including SunTrust Bank, Waycross Bank & Trust, Blackshear Bank and Bank of America, each of which holds a 10% share of the deposit market or greater. The Duval County market also reflects a significant level of competition with a significant number of large banks, community banks and credit unions. In this regard, the three largest financial institutions in the market (Bank of America, Wachovia and VyStar Credit Union) together hold more than 60% of the deposit market.

RP FINANCIAL, LC.
PAGE 2.11


                                                              Table 2.4
                                                Atlantic Coast Financial Corporation
                                                           Deposit Summary
                                                       (Dollars in Thousands)


                                                                       As of June 30,
                             -------------------------------------------------------------------------------------
                                                  2001                                         2003
                             ---------------------------------------------  ---------------------------------------    Deposit
                                                 Market       Number of                       Market      No. of     Growth Rate
                               Deposits           Share       Branches         Deposits        Share     Branches      2001-2003
                               --------           -----       --------         --------        -----     --------      ---------

STATE OF GEORGIA               $102,071,478          100.0%       2,349        $124,882,282      100.0%      2,476         10.6%
Commercial Banks                 97,405,804           95.4%       2,251         119,572,075       95.7%      2,335         10.8%
Savings Institutions              4,665,674            4.6%          98           5,310,207        4.3%        141          6.7%

CHATHAM COUNTY                   $2,674,224          100.0%          73          $3,198,039      100.0%         75          9.4%
Commercial Banks                  2,658,728           99.4%          72           3,153,948       98.6%         73          8.9%
Savings Institutions                 15,496            0.6%           1              44,091        1.4%          2         68.7%
        Atlantic Coast               15,496            0.6%           1              18,858        0.6%          1         10.3%

COFFEE COUNTY                      $405,172          100.0%          16            $519,495      100.0%         17         13.2%
Commercial Banks                    395,759           97.7%          15             505,122       97.2%         16         13.0%
Savings Institutions                  9,413            2.3%           1              14,373        2.8%          1         23.6%
        Atlantic Coast                9,416            2.3%           1              14,373        2.8%          1         23.5%

WARE COUNTY                        $520,300          100.0%          10            $573,972      100.0%         10          5.0%
Commercial Banks                    333,349           64.1%           7             430,474       75.0%          8         13.6%
Savings Institutions                186,951           35.9%           3             143,498       25.0%          2        -12.4%
        Atlantic Coast              136,368           26.2%           2             143,798       25.1%          2          2.7%

STATE OF FLORIDA               $222,797,442          100.0%       4,667        $268,173,834      100.0%      4,732          9.7%
Commercial Banks                185,116,837           83.1%       4,034         218,780,132       81.6%      4,059          8.7%
Savings Institutions             37,680,605           16.9%         633          49,393,702       18.4%        673         14.5%

Columbia County                    $463,683          100.0%          14            $549,310      100.0%         17          8.8%
Commercial Banks                    359,589           77.6%          11             430,381       78.3%         13          9.4%
Savings Institutions                104,094           22.4%           3             118,929       21.7%          4          6.9%
        Atlantic Coast               27,294            5.9%           1              32,406        5.9%          1          9.0%

CLAY COUNTY                        $594,698          100.0%          26            $709,972      100.0%         27          9.3%
Commercial Banks                    573,592           96.5%          26             680,916       95.9%         26          9.0%
Savings Institutions                 21,106            3.5%           0              29,056        4.1%          1         17.3%
        Atlantic Coast               21,106            3.5%           0              29,056        4.1%          1         17.3%

DUVAL COUNTY                     $8,729,153          100.0%         157         $13,705,522      100.0%        164         25.3%
Commercial Banks                  8,210,124           94.1%         141          12,080,906       88.1%        149         21.3%
Savings Institutions                519,029            5.9%          16           1,624,616       11.9%         15         76.9%
        Atlantic Coast              103,200            1.2%           4             198,161        1.4%          6         38.6%

RP FINANCIAL, LC.
PAGE 2.12


                                                        Table 2.5
                                          Atlantic Coast Financial Corporation
                                                   Competitor Analysis


                                                                                                       Total         Market
Rank      Company Name                       City             State     Charter         Branches      Deposits        Share
----      ------------                       ----             -----     -------         --------      --------        -----
                                                                                                       ($000)          (%)
WARE COUNTY
----------------------------------------------------------------------------------------------------------------------------
    1     ATLANTIC COAST FEDERAL             WAYCROSS           GA      THRIFT                 2         $138,563     24.64
----------------------------------------------------------------------------------------------------------------------------
    2     SunTrust Bank                      Atlanta            GA      Bank                   2           87,768     15.61
    3     Waycross Bank & Trust              Waycross           GA      Bank                   1           78,298     13.92
    4     Blackshear Bank, The               Blackshear         GA      Bank                   1           76,076     13.53
    5     Bank of America NA                 Charlotte          NC      Bank                   2           58,613     10.42
    6     First Georgia Bank                 Brunswick          GA      Bank                   1           44,309      7.88
    7     Branch Banking & Trust Company     Winston-Salem      NC      Bank                   1           41,936      7.46
    8     Peoples Bank                       Blackshear         GA      Bank                   1           26,114      4.64
    9     Community United FCU               Waycross           GA      Credit Union           1            7,743      1.38
   10     Ware County School Emps FCU        Waycross           GA      Credit Union           1            2,892      0.51
   11     ATUSP Federal Credit Union         Waycross           GA      Credit Union           1                0         0
                                                                                                                -         -
              Total                                                                           14         $562,312     100.0


DUVAL COUNTY
    1     Bank of America NA                 Charlotte          NC      Bank                  29        3,880,735     25.97
    2     Wachovia Bank NA                   Charlotte          NC      Bank                  45        3,185,301     21.31
    3     VyStar Credit Union                Jacksonville       FL      Credit Union           1        2,022,748     13.53
    4     First Alliance Bank                Jacksonville       FL      Thrift                 4          741,508      4.96
    5     SunTrust Bank                      Atlanta            GA      Bank                  16          699,264      4.68
    6     SouthTrust Bank                    Birmingham         AL      Bank                  24          594,500      3.98
    7     Educational Community CU           Jacksonville       FL      Credit Union           1          576,263      3.86
    8     Compass Bank                       Birmingham         AL      Bank                  17          512,424      3.43
    9     Florida Telco CU                   Jacksonville       FL      Credit Union           1          311,830      2.09
   10     AmSouth Bank                       Birmingham         AL      Bank                  11          244,259      1.63
   11     First Guaranty B&TC, Jcksnvlle     Jacksonville       FL      Bank                   7          223,667       1.5
   12     JAX Federal Credit Union           Jacksonville       FL      Credit Union           1          198,099      1.33
   13     State Emps CU                      Jacksonville       FL      Credit Union           1          162,106      1.08
   14     Gvt Emps CU of FL                  Jacksonville       FL      Credit Union           1          139,418      0.93
----------------------------------------------------------------------------------------------------------------------------
   15     ATLANTIC COAST FEDERAL             WAYCROSS           GA      THRIFT                 4          124,597      0.83
----------------------------------------------------------------------------------------------------------------------------
          All Others Financial Insitutions                 N.A.    N.A.            N.A.       56        1,328,143      8.87
                                                                                              --        ---------      ----
             Total                                                                           219      $14,944,862     100.0

Source:  Federal Deposit Insurance Corporation.


RP(R) FINANCIAL, LC.
PAGE 3.1


                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of ACFC's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of ACFC is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between ACFC and the Peer Group, will then be used as a basis for the valuation of ACFC's to-be-issued common stock.


PEER GROUP SELECTION

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were 17 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHCs that make their shares distinctly different than the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price;
(3) market expectations of the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) mid-tier holding companies (formed by most MHCs) facilitate the ability for stock repurchases, thereby potentially improving the market for the public shares and the MHC's financial characteristics. We believe that each of these factors has a distinct impact on the pricing of the shares of MHC institutions, relative to the market pricing of shares of fully-converted public companies.

     Thus, given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for ACFC's valuation should be comprised of thrifts in MHC form, and no full stock companies. In this regard, a Peer Group comprised of public

RP(R) FINANCIAL, LC.
PAGE 3.2


MHC thrifts is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion, companies subject to speculative factors or unusual operating conditions, and companies who have announced a "remutualization" transaction or a merger with another MHC - as the pricing characteristics of these MHC institutions are typically distorted. MHCs that recently completed their minority stock offerings are typically excluded as well, due to the lack of a seasoned trading history and/or insufficient time to effectively redeploy the offering proceeds (Cheviot Financial and Clifton Savings Bancorp were excluded on this basis but their pricing will be assessed in the valuation section in conjunction with an analysis of the new issue market). Selected characteristics of the universe of all publicly-traded institutions are included as Exhibit III-1.


BASIS OF COMPARISON

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for second step conversions. This adjustment is appropriate for several reasons, including:
(1) the investment community also prices the stock of MHCs assuming the completion of a second step conversion; and, MHC institutions have different proportions of their stock publicly held, so this technique neutralizes such differences. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted"

RP(R) FINANCIAL, LC.
PAGE 3.3


basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and the Company. In this analysis, we consider the pro forma impact of the offering on the Company. The fully-converted analysis will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


SELECTED PEER GROUP

     Among the universe of nearly 230 publicly-traded thrifts, the number of public MHC institutions is relatively small, thereby limiting the selection process. Under ideal circumstances, the Peer Group would be comprised of at least ten publicly-traded regionally-based MHC institutions with financial and operating characteristics comparable to the Company. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily more broadly based, i.e., not confined to a particular geographic market area, financial and operating characteristics. In the selection process, publicly-traded MHCs with assets of less than $1 billion were considered for the Peer Group, in that they were more comparable than larger thrifts in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Ten publicly-traded MHC companies currently maintain assets of less than $1 billion and all ten were selected for the Peer Group. While the Peer Group is not exactly comparable to the Company, we believe

RP(R) FINANCIAL, LC.
PAGE 3.4


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                          Table 3.1
                                            Peer Group of Publicly-Traded Thrifts
                                                      March 11, 2004(1)


                                                      Primary        Operating  Total           Fiscal   Conv.  Stock    Market
Ticker      Financial Institution           Exchg.     Market        Strat.(2)  Assets  Offices  Year    Date   Price    Value
------  ----------------------------------  ------ ---------------   ---------  ------  -------  ----    -----  ------  -------
                                                                                                                  ($)    ($Mil)
 WFD    Westfield Finl MHC of MA(47.0) (3)  AMEX   Southwestern MA    Thrift     816 S     10    12-31   12/01   24.16    241
 BCSB   BCSB Bankcorp MHC of MD (36.0)      OTC    Northeast MD       Thrift     660       11    09-30   07/98   20.00    118
 ONFC   Oneida Fincl MHC of NY (45.7)       OTC    Central NY         Thrift     428        6    12-31   12/98   14.60    112
 ALLB   Alliance Bank MHC of PA (20.0)      OTC    Southeastern PA    Thrift     374        8    12-31   03/95   39.00    134
 PBHC   Pathfinder BC MHC of NY (39.1) (3)  OTC    Upstate NY         Thrift     287 S      5    12-31   11/95   19.81     48
 GCBC   Green Co Bcrp MHC of NY (43.0)      OTC    Southeast NY       Thrift     272        6    06-30   12/98   35.49     73
 ROME   Rome Bncp Inc MHC of NY (41.6) (3)  OTC    Central NY         Thrift     262        4    12-31   10/99   33.29    143
 JXSB   Jcksnville Bcp MHC of IL(45.6)      OTC    Central IL         Thrift     262        7    12-31   04/95   19.99     39
 WCFB   Wbstr Cty Fed MHC of IA (38.5)      OTC    Central IA         Thrift     106 S      1    12-31   08/94   15.00     57
 GOV    Gouverneur Bcp MHC of NY(42.4)      AMEX   Northern NY        Thrift      95        1    09-30   03/99   13.68     31


     NOTES:    (1)  Or most recent date available (M=March, S=September, D=December, J=June, E=Estimated, and P=Pro Forma)
               (2)  Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer,
                    Div.=Diversified, and Ret.=Retail Banking.
               (3)  FDIC savings bank institution.

     Source:    Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

     Date of Last Update: 03/22/04

RP(R) FINANCIAL, LC.
PAGE 3.5


such companies form a good basis for the valuation of the Company. To the extent significant differences exist, valuation adjustments will be made accordingly.

     On average, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts, and have lower profitability and return on equity. On a fully-converted basis, the Peer Group would have nearly twice the capital level and higher profitability, which would result in an even lower return on equity. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully converted basis).

                                                                                 MHC Peer Group
                                                                                 --------------
                                                                                              Fully-
                                                          All                Reported        Converted
                                                    Publicly-Traded            Basis         Basis(1)
                                                    ---------------            -----         --------
     FINANCIAL CHARACTERISTICS (AVERAGES)
     Assets ($Mil)                                     $2,489                   $356            $413
     Equity/Assets (%)                                  10.78%                 12.32%          25.14%
     Core Return on Assets (%)                           0.66                   0.59            0.65
     Core Return on Equity (%)                           6.79                   4.54            2.46

     PRICING RATIOS (AVERAGES)(2)
     Price/Core Earnings (x)                            20.65x                 44.05x          37.29x
     Price/Book (%)                                    167.69%                254.21%         102.33%
     Price/Assets (%)                                   18.37                  30.82           25.49

     (1)  Pro forma basis.
     (2)  Based on market prices as of March 5, 2004.

     The following sections present a comparison of ACFC's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


FINANCIAL CONDITION

     Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company's pre-offering equity ratio of 8.7% of assets falls below the Peer Group

RP(R) FINANCIAL, LC.
PAGE 3.6


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                          Table 3.2
                                         Balance Sheet Composition and Growth Rates
                                               Comparable Institution Analysis
                                                   As of December 31, 2003


                                                                        Balance Sheet as a Percent of Assets
                                           -----------------------------------------------------------------------------------------
                                              Cash &   MBS &                    Borrowed  Subd.  Net   Goodwill  Tng Net     MEMO:
                                           Equivalents Invest  Loans  Deposits    Funds   Debt  Worth  & Intang   Worth   Pref.Stock
                                           ----------- ------  -----  --------  --------- ----  -----  --------  -------  ----------
     Atlantic Coast Financial Corp.
       December 31, 2003                        1.8      5.9    87.3    78.6       12.2    0.0    8.7     0.5      8.1        0.0


     All Public Companies                       4.9     24.1    66.5    67.3       20.1    0.6   10.5     0.6      9.9        0.0
     All Public Companies                       4.9     24.1    66.5    67.3       20.1    0.6   10.5     0.6      9.9        0.0
     State of FL                                3.2     17.3    75.4    68.1       20.4    1.7    8.2     0.4      7.8        0.0
     Comparable Group Average                   5.5     31.0    58.6    76.3        9.7    0.5   12.3     0.6     11.7        0.0
       Mid-Atlantic Companies                   4.0     29.2    61.4    75.0       11.8    0.7   11.3     0.7     10.6        0.0
       Mid-West Companies                       9.8     29.7    56.5    78.9        5.1    0.0   14.5     0.6     13.8        0.0
       Other Comparative Companies              7.4     45.8    42.4    80.0        4.2    0.0   15.2     0.0     15.2        0.0


     Comparable Group
     ----------------

     Mid-Atlantic Companies
     ----------------------
     ALLB  Alliance Bank MHC of PA (20.0)       4.1     34.7    55.7    73.4       16.5    0.0    9.4     0.0      9.4        0.0
     BCSB  BCSB Bankcorp MHC of MD (36.0)       3.0     38.2    54.5    84.2        4.9    3.4    6.7     0.4      6.3        0.0
     GOV   Gouverneur Bcp MHC of NY(42.4)       3.2     18.9    73.6    60.9       18.1    0.0   18.8     0.0     18.8        0.0
     GCBC  Green Co Bcrp MHC of NY (43.0)       6.2     39.3    51.7    83.7        4.8    0.0   10.8     0.0     10.8        0.0
     ONFC  Oneida Fincl MHC of NY (45.7)        2.9     40.6    46.8    71.4       15.7    0.0   11.9     3.0      8.9        0.0
     PBHC  Pathfinder BC MHC of NY (39.1)(1)    3.0     21.8    68.4    73.8       15.7    1.7    7.4     1.7      5.8        0.0
     ROME  Rome Bncp Inc MHC of NY (41.6)       5.4     11.1    79.3    77.6        6.9    0.0   14.0     0.0     14.0        0.0

     Mid-West Companies
     ------------------
     JXSB  Jcksnville Bcp MHC of IL(45.6)       3.8     41.4    48.7    89.8        1.1    0.0    7.7     1.2      6.5        0.0
     WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)   15.7     18.0    64.3    68.1        9.1    0.0   21.3     0.1     21.2        0.0

     New England Companies
     ---------------------
     WFD   Westfield Finl MHC of MA(47.0)(1)    7.4     45.8    42.4    80.0        4.2    0.0   15.2     0.0     15.2        0.0

(CONTINUED)

                                                           Balance Sheet Annual Growth Rates                  Regulatory Capital
                                           --------------------------------------------------------------- ------------------------
                                                    MBS, Cash &                   Borrows.   Net   Tng Net
                                            Assets  Investments  Loans Deposits  & Subdebt  Worth   Worth  Tangible  Core  Reg.Cap.
                                           -------- -----------  ----- --------  ---------  -----  ------- -------- ------ --------

     Atlantic Coast Financial Corp.
       December 31, 2003                     11.46     -16.11    14.70   8.69      34.17    11.03    8.60     8.08    8.08   12.89


     All Public Companies                     7.69       9.45     6.65   6.68      13.08     3.65    3.22     9.45    9.27   16.64
     All Public Companies                     7.69       9.45     6.65   6.68      13.08     3.65    3.22     9.45    9.27   16.64
     State of FL                             13.19       8.92    14.40  11.19      21.45     8.46    8.65     8.16    8.24   14.29
     Comparable Group Average                 6.74      12.41     2.82   7.18      11.65     0.33   -0.92    11.76   11.02   21.84
       Mid-Atlantic Companies                 7.90       2.51     9.08   8.55      15.45     0.49   -1.27     9.94    9.94   18.96
       Mid-West Companies                     4.76      47.38   -12.41   5.94       0.26     0.54    0.41    20.89   13.72   29.02
       Other Comparative Companies            2.61      11.73   -10.56   0.02         NM    -1.19   -1.19     0.00    0.00    0.00


     Comparable Group
     ----------------

     Mid-Atlantic Companies
     ----------------------
     ALLB  Alliance Bank MHC of PA (20.0)     1.65     -10.38    11.58   2.13      -0.36    -0.16   -0.16       NM     NM       NM
     BCSB  BCSB Bankcorp MHC of MD (36.0)    10.14      43.33    -8.77   8.93         NM    -3.10   -3.11     8.00   8.00    16.07
     GOV   Gouverneur Bcp MHC of NY(42.4)     9.68     -25.82    25.48   6.94      28.36     2.26    2.26    18.10  18.10    33.90
     GCBC  Green Co Bcrp MHC of NY (43.0)    14.99      25.95     6.96  14.95      44.44     5.44    5.44     8.70   8.70    19.22
     ONFC  Oneida Fincl MHC of NY (45.7)      2.76       2.94     1.36   4.71      -8.30     5.77    5.86     7.83   7.83    13.20
     PBHC  Pathfinder BC MHC of NY (39.1)(1) 11.35       8.28    12.59  17.95       7.32    -7.99  -20.39     7.05   7.05    12.43
     ROME  Rome Bncp Inc MHC of NY (41.6)     4.74     -26.71    14.37   4.24      21.25     1.23    1.23       NM     NM       NM

     Mid-West Companies
     ------------------
     JXSB  Jcksnville Bcp MHC of IL(45.6)     3.69      32.32   -14.49   4.24       0.52    -1.08   -0.82       NM   6.54    13.13
     WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)  5.82      62.44   -10.33   7.64       0.00     2.17    1.65    20.89  20.89    44.91

     New England Companies
     ---------------------
     WFD   Westfield Finl MHC of MA(47.0)(1)  2.61      11.73   -10.56   0.02         NM    -1.19   -1.19       NM     NM       NM


     (1)  Financial information is for the quarter ending September 30, 2003.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
             calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 2004 by RP Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.7


average of 12.3%; however, with the addition of offering proceeds, the pro forma capital position will exceed the Peer Group's ratio. Intangible assets were comparable for both the Company and the Peer Group, equal to 0.5% and 0.6%, respectively. The increased equity is anticipated to enhance ACFC's earnings potential through reinvestment of proceeds, lower funding costs and potentially through profitable growth. However, at the same time, the increased pro forma capital position is expected to result in a decline in the Company's return on equity ("ROE"), based on both reported and core earnings. Both the Company's and the Peer Group's current equity ratios reflect strong surpluses over regulatory capital requirements; and on a post-offering basis the Company's cushion over capital requirements will be enhanced.

     The Company's asset composition reflects a comparatively higher concentration of loans to assets, at 87.3% versus a 58.6% average for the Peer Group. Comparatively, the ratio of cash, investments, and MBS for the Company was lower than for the Peer Group (7.7% of assets versus 36.5% for the Peer Group). Overall, the Company's interest-earning assets ("IEA") approximated 94.0% of assets, which was lower than the comparative Peer Group ratio of 95.1%. The Company's lower IEA ratio reflects, in part, the Company's relatively large number of branches, investment in fixed assets, coupled with a comparable level of intangible assets in comparison to the Peer Group. On a pro forma basis, the Company's IEA will improve as the net proceeds are reinvested into IEA.

     The Company's deposits equaled 78.6% of assets, which was above the Peer Group average of 76.3%. Borrowings were utilized to a lesser degree by the Peer Group, at 9.7% versus the ACFC's ratio of 12.2%. Total interest-bearing liabilities ("IBL") maintained by ACFC and the Peer Group, equaled 90.8% and 86.0% of assets, respectively. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations out of capital.

     ACFC posted a higher annual asset growth than the Peer Group, at 11.46% and 6.74%, respectively. The Company's comparatively faster growth is attributable to relatively strong loan growth, reflecting the Company's efforts to leverage capital and take advantage of the expanded lending powers (both from a product and geographic standpoint) following the Charter Conversion. Over this same period, the Company's loans increased 14.70% versus 2.82% for the

RP(R) FINANCIAL, LC.
PAGE 3.8


Peer Group on average, with the Company's faster loan growth being attributable to both strong origination levels which were supplemented by purchases. The Peer Group's asset growth may be reflective of their efforts to undertake wholesale leveraging of their comparatively strong capital ratios, as growth of investments was higher in comparison to both the industry average and the Company.

     The growth rate of both deposits and borrowings for the Company exceeded the Peer Group average as ACFC sought to fund asset growth. Specifically, the annual growth rate for deposits was 8.69% versus an average of 7.18% for the Peer Group. The growth rate for borrowings was comparatively stronger for the Company, equaling 34.17% versus 11.65% for the Peer Group on average.

     The Company's equity increased 11.03%, versus 0.33% for the Peer Group. The Peer Group's more limited equity growth, notwithstanding comparable profitability, reflects dividend and capital management strategies. On a post-offering basis, the Company's capital growth rate is expected to decline due to the increased equity level and marginal short-term net proceeds reinvestment benefit.


INCOME AND EXPENSE COMPONENTS

     Table 3.3 displays comparative statements of operations for the Company and the Peer Group. ACFC and the Peer Group reported net income to average assets ratios of 0.91% and 0.61%, respectively. The Company's operations reflect a relatively favorable level of net interest income and fee income, the benefits of which are offset by a comparatively higher level of operating expenses and loan loss provisions. Moreover, reported earnings for ACFC were supported by non-operating gains on sale while the Peer Group's earnings primarily consisted of core earnings elements.

     The Company's relatively strong interest income ratio relative to the Peer Group supported its stronger ratio of net interest income to average assets, notwithstanding a higher ratio of interest expense. The Company's higher interest income ratio was realized through its higher ratio of loans, which supported a higher yield on interest-earning assets (6.91% for the Company versus 5.56% for the Peer Group). The Company's modestly higher interest expense

RP(R) FINANCIAL, LC.
PAGE 3.9


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.3
                                  Income as a Percent of Average Assets and Yields, Costs, Spreads
                                                   Comparable Institution Analysis
                                            For the Twelve Months Ended December 31, 2003


                                                      Net Interest Income                Other Income             G&A/Other Exp.
                                             ----------------------------------  --------------------------  -----------------------
                                                                          Loss     NII               Total
                                              Net                        Provis.  After  Loan  R.E.  Other   Other   G&A    Goodwill
                                             Income Income Expense  NII  on IEA  Provis. Fees  Oper. Income  Income Expense  Amort.
                                             ------ ------ ------- ----- ------  ------  ----  ----  ------  ------ ------- --------
     Atlantic Coast Financial Corp.
     ------------------------------
       December 31, 2003                      0.91    6.43   2.43   4.00  0.87    3.13   0.00  0.00   1.01    1.01    3.28    0.00


     All Public Companies                     0.83    5.29   2.27   3.02  0.17    2.85   0.06  0.00   0.57    0.63    2.50    0.02
     All Public Companies                     0.83    5.29   2.27   3.02  0.17    2.85   0.06  0.00   0.57    0.63    2.50    0.02
     State of FL                              0.96    5.27   2.27   3.00  0.16    2.84   0.05  0.10   1.23    1.38    2.84    0.00
     Comparable Group Average                 0.61    5.31   2.03   3.28  0.20    3.08   0.03  0.00   0.63    0.66    2.91    0.01
       Mid-Atlantic Companies                 0.61    5.37   1.98   3.39  0.15    3.24   0.02  0.01   0.73    0.76    3.16    0.01
       Mid-West Companies                     0.74    5.46   2.28   3.18  0.43    2.75   0.08 -0.01   0.45    0.52    2.42    0.02
       Other Comparable Companies             0.35    4.60   1.87   2.73  0.09    2.64   0.01  0.00   0.26    0.00    2.14    0.00


     Comparable Group
     ----------------

     Mid-Atlantic Companies
     ----------------------
     ALLB  Alliance Bank MHC of PA (20.0)     0.58    5.31   2.26   3.05  0.13    2.92   0.01  0.04   0.32    0.36    2.68    0.00
     BCSB  BCSB Bankcorp MHC of MD (36.0)     0.16    5.05   2.48   2.57  0.20    2.37   0.03  0.01   0.15    0.19    2.39    0.01
     GOV   Gouverneur Bcp MHC of NY(42.4)     0.78    5.86   2.00   3.86  0.09    3.77   0.00 -0.05   0.32    0.27    2.84    0.00
     GCBC  Green Co Bcrp MHC of NY (43.0)     0.97    5.14   1.49   3.65  0.08    3.57   0.00  0.00   1.03    1.04    3.21    0.00
     ONFC  Oneida Fincl MHC of NY (45.7)      0.74    4.91   1.94   2.97  0.13    2.84   0.00  0.00   2.32    2.32    4.40    0.02
     PBHC  Pathfinder BC MHC of NY (39.1)(1)  0.48    5.59   2.26   3.33  0.24    3.09   0.09  0.03   0.47    0.59    3.17    0.06
     ROME  Rome Bncp Inc MHC of NY (41.6)     0.59    5.72   1.40   4.33  0.20    4.13   0.00  0.00   0.53    0.54    3.42    0.00

     Mid-West Companies
     ------------------
     JXSB  Jcksnville Bcp MHC of IL(45.6)     0.32    4.98   2.22   2.76  0.80    1.96   0.15 -0.01   0.54    0.69    2.76    0.03
     WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)  1.16    5.94   2.34   3.60  0.06    3.54   0.00  0.00   0.35    0.35    2.08    0.01

     New England Companies
     ---------------------
     WFD   Westfield Finl MHC of MA(47.0)(1)  0.35    4.60   1.87   2.73  0.09    2.64   0.01  0.00   0.26    0.27    2.14    0.00

(CONTINUED)

                                              Non-Op. Items    Yields, Costs, and Spreads
                                             --------------  -----------------------------
                                                                                             MEMO:      MEMO:
                                              Net   Extrao.    Yield     Cost     Yld-Cost  Assets/   Effective
                                             Gains   Items   On Assets  of Funds  Spread    FTE Emp.  Tax Rate
                                             -----  -------  ---------  --------  ------    -------   --------

     Atlantic Coast Financial Corp.
     ------------------------------           0.54    0.00      6.91      2.95     3.96      2,988      35.20
       December 31, 2003

                                              0.29    0.00      5.42      2.54     2.88      4,506      34.59
     All Public Companies                     0.29    0.00      5.42      2.54     2.88      4,506      34.59
     All Public Companies                     0.11    0.03      5.52      2.55     2.97      5,192      35.60
     State of FL                              0.04    0.00      5.56      2.36     3.20      3,129      30.61
     Comparable Group Average                 0.04    0.00      5.65      2.27     3.37      3,120      27.24
       Mid-Atlantic Companies                 0.12    0.00      5.67      2.74     2.93      3,152      35.63
       Mid-West Companies                    -0.08    0.00      4.78      2.23     2.55          0      49.18
       Other Comparable Companies


     Comparable Group
     ----------------

     Mid-Atlantic Companies
     ----------------------                   0.00    0.00      5.60      2.52     3.08         NM       3.31
     ALLB  Alliance Bank MHC of PA (20.0)     0.08    0.00      5.21      2.74     2.47      3,773      31.07
     BCSB  BCSB Bankcorp MHC of MD (36.0)     0.08    0.00      6.04      2.55     3.49      3,059      38.35
     GOV   Gouverneur Bcp MHC of NY(42.4)     0.01    0.00      5.28      1.69     3.59      3,198      30.96
     GCBC  Green Co Bcrp MHC of NY (43.0)     0.27    0.00      5.41      2.22     3.20      2,780      26.89
     ONFC  Oneida Fincl MHC of NY (45.7)      0.19    0.00      6.01      2.52     3.49      2,791      26.20
     PBHC  Pathfinder BC MHC of NY (39.1)(1) -0.35    0.00      5.97      1.66     4.31         NM      33.88
     ROME  Rome Bncp Inc MHC of NY (41.6)

     Mid-West Companies
     ------------------                       0.22    0.00      5.28      2.44     2.83      2,219         NM
     JXSB  Jcksnville Bcp MHC of IL(45.6)     0.01    0.00      6.06      3.03     3.03      4,085      35.63
     WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)

     New England Companies
     ---------------------                   -0.08    0.00      4.78      2.23     2.55         NM      49.18
     WFD   Westfield Finl MHC of MA(47.0)(1)


     (1) Financial information is for the quarter ending September 30, 2003.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
             calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 2004 by RP Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.10


ratio, 2.43% versus 2.03% of average assets for the Peer Group, reflects the Company's higher IBL ratio, and higher use of borrowings and the impact of ACFC's growth strategy on its retail funding costs. ACFC's interest expense ratio is expected to diminish on a pro forma basis, as the conversion proceeds will represent interest-free funds for the Company (the Company's cost of funds equaled 2.95% versus 2.36% for the Peer Group on average).

     Non-interest income equaled 1.01% of average assets for ACFC versus an average of 0.66% for the Peer Group. The Company's non-interest income ratio is comparatively higher, primarily reflecting the high level of fee income generated through the Company's deposit accounts and large ATM network. The Company recently sold its credit card portfolio with a principal balance of approximately $13.0 million for a $2.6 million gain, which is reflected as a non-operating income item for purposes of this analysis. In the future, ACFC expects that interchange income (and expense) will diminish as a result of the sale of the credit card portfolio.

     The operating expense ratios for ACFC and the Peer Group were 3.28% and 2.91%, respectively, while intangible amortization was relatively nominal for both. As noted in Section One, several factors have caused ACFC to operate with a high operating expense ratio including the additional compensation, marketing, and other costs related to the growth and expansion plans. In particular, operating costs have increased as a result of the costs related to the acquisition of branches and the related staffing costs. Additionally, the Company has incurred expenses as it sought to resolve problem assets (including the related litigation costs) and bolster its staff and credit administration processes and procedures in response to the Resolution adopted in May 2003. On a post-offering basis, ACFC's operating expenses can be expected to increase with the stock benefit plans and cost of operating as a public company, but will be seeking to leverage its overhead and infrastructure through future balance sheet growth.

     ACFC's efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 65.4% is more favorable than the Peer Group's ratio of 73.9%. On a post-offering basis, the Company's efficiency ratio may improve marginally. Thus, the Company's efficiency ratio is expected to remain at an advantage. Importantly, the efficiency ratio does not include the impact of loan loss provisions which have adversely impacted the Company's operating results as noted below.

RP(R) FINANCIAL, LC.
PAGE 3.11


     Loan loss provisions for the Company were well above the Peer Group average, amounting to 0.87% and 0.20% of average assets for ACFC and the Peer Group, respectively. The higher level of loan loss provisions for the Company in recent periods in comparison to the Peer Group reflects: (1) the high growth in total loans, including income producing property loans; and (2) the Company's limited experience historically with respect to income producing property lending and the higher risk profile of such lending. Additionally, recent loan loss provisions also reflect the increase in NPAs, including reserves allocated to specific problem loans included in the balance of classified assets.

     Non-operating income of 54 basis points for ACFC consisted primarily of gains on the sale of the credit card portfolio, as well as gains on the sale of investment securities net of losses on foreclosed assets. The Peer Group reported net non-operating income equal to 0.04% of average assets, which was largely comprised of gains on the sale of loans and investments. The gain on the sale of the credit card loans (which comprises the bulk of non-operating items) is believed to be a one-time event, and, thus is not viewed as being a recurring source of income. Accordingly, they will be excluded from the calculation of the core valuation earnings base.

     The Company's effective tax rate for the last 12 months of 35.2% is modestly above the Peer Group average of 30.6%. The Company expects that its effective tax rate will continue to approximate the recent historical level in fiscal 2004, and thus remain at a comparative disadvantage relative to the Peer Group.


LOAN COMPOSITION

     ACFC's loan portfolio reflects a comparatively greater concentration of 1-4 family residential mortgage loans and MBS, which aggregated to 55.7% of assets and 46.3% of assets for the Company and the Peer Group, respectively (see Table 3.4). Loans secured by permanent 1-4 family residential mortgage loans equaled 55.5% of assets for the Company versus 35.2% on average for the Peer Group, while MBS comprised 0.3 and 11.2%, respectively.

     ACFC's lending activities show greater diversification in the areas of multi-family and commercial mortgage lending, construction and non-mortgage consumer lending. Specifically, multi-family and commercial mortgage loans represented 12.8% of assets as compared to only

RP(R) FINANCIAL, LC.
PAGE 3.12


10.8% for the Peer Group, construction loans equaled 6.1% of assets for the Company versus 1.2% for the Peer Group while consumer loans equaled 13.6% of assets for the Company as compared to 4.5% for the Peer Group on average. Conversely, the Peer Group maintained a modest business loan portfolio (5.9% of assets), while the Company was not significantly engaged in this lending area. The Company's more significant diversification into higher risk types of lending coupled with its greater investment in loans overall translated into higher risk-weighted-assets ratio compared to the Peer Group (68.97% versus 55.76% for the Peer Group).


CREDIT RISK

     The Company maintains higher credit risk exposure in comparison to the Peer Group, based both on the nature of its asset composition and taking into consideration more objective measures such as key asset quality ratios. The Company reported a higher NPAs/assets ratio than the Peer Group, at 1.73% of assets and 0.71% of assets, respectively (see Table 3.5). Likewise, non-performing loans as a percent of total loans were above the Peer Group average (1.71% and 0.82%, respectively). Reserve coverage in relation to non-performing loans and assets was less favorable for the Company, equaling 87.13% versus an average of 226.76% for the Peer Group. Reserve coverage in relation to NPAs was also lower for the Company, equal to 49.02% versus an average of 223.33% for the Peer Group. The Company has experienced higher net loan chargeoffs (0.54% of loans versus an average of 0.37% for the Peer Group) in comparison to the Peer Group. However, the Company's reserve ratio in relation to total loans was higher than for the Peer Group.

     In addition to the Company's greater credit risk exposure as measured these objective measures, the nature of the Company's loan portfolio, including the high proportion of income producing property loans and the limited seasoning of a significant portion of the portfolio, coupled with the recent increase in classified assets and NPAs tends to increase the overall credit risk profile in comparison to the Peer Group.

RP(R) FINANCIAL, LC.
PAGE 3.13


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.4
                                         Loan Portfolio Composition and Related Information
                                                   Comparable Institution Analysis
                                                       As of December 31, 2003


                                                 Portfolio Composition as a Percent Assets
                                        -----------------------------------------------------------
                                                    1-4      Constr.   5+Unit    Commerc.              RWA/    Serviced    Servicing
Institution                               MBS      Family    & Land    Comm RE   Business  Consumer   Assets   For Others   Assets
                                        -------   --------  --------  --------- ---------- --------  --------  ----------  ---------
                                           (%)       (%)       (%)       (%)       (%)       (%)      (%)       ($000)      ($000)
Atlantic Coast Financial Corp.             0.26     55.46      6.13     12.83      0.52     13.57    68.97           0          0


All Public Companies                      12.09     36.66      4.67     15.62      4.33      4.09    60.31     700,284      7,267
All Public Companies                      12.09     36.66      4.67     15.62      4.33      4.09    60.31     700,284      7,267
State of FL                               10.22     43.91     10.65     13.74      2.53      4.35    63.99     222,535      2,290
Comparable Group Average                  11.15     35.17      1.24     10.81      5.90      4.71    55.76      35,603        183


Comparable Group
----------------
ALLB  Alliance Bank MHC of PA (20.0)       6.79     21.12      2.92     28.11      1.01      1.50    59.47           0          0
BCSB  BCSB Bankcorp MHC of MD (36.0)      19.14     31.73      1.93      8.14     13.20      0.65    51.50      22,195          0
GOV   Gouverneur Bcp MHC of NY(42.4)      10.27     51.43      0.21      3.78      9.98      3.56    55.36           0          0
GCBC  Green Co Bcrp MHC of NY (43.0)      21.19     39.76      1.00      4.71      1.84      1.99    47.58           0          0
JXSB  Jcksnville Bcp MHC of IL(45.6)       0.99     26.26      1.75      7.85      4.89      8.13    54.74     159,542      1,168
ONFC  Oneida Fincl MHC of NY (45.7)        8.34     23.15      0.26      7.48      9.42      7.89    60.75      93,055        352
PBHC  Pathfinder BC MHC of NY (39.1)(1)   10.64     48.32      2.24     10.04      1.39      6.07    61.91      41,546        225
ROME  Rome Bncp Inc MHC of NY (41.6)       1.45     37.87      0.87     20.32     11.34      7.21    65.44       3,001          0
WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)    1.70     57.38      0.83      2.86      2.61      0.74    46.70           0          0
WFD   Westfield Finl MHC of MA(47.0)(1)   30.97     14.70      0.43     14.80      3.26      9.35    54.17      36,693         82


     (1)  Financial information is for the quarter ending September 30, 2003.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
             calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 2004 by RP Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.14


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.5
                                            Credit Risk Measures and Related Information
                                                   Comparable Institution Analysis
                                        As of December 31, 2003 or Most Recent Date Available


                                                       NPAs &                                 Rsrves/
                                              REO/     90+Del/   NPLs/    Rsrves/   Rsrves/    NPAs &    Net Loan     NLCs/
Institution                                  Assets    Assets    Loans    Loans      NPLs      90+Del    Chargoffs    Loans
-----------                                 --------  --------  -------  -------   --------  ---------  -----------  -------
                                               (%)       (%)      (%)      (%)        (%)       (%)       ($000)       (%)
Atlantic Coast Financial Corp.                 0.22      1.73     1.71     1.49      87.13       49.02      2,337      0.54


All Public Companies                           0.11      0.67     0.78     1.03     205.65      176.36        309      0.18
All Public Companies                           0.11      0.67     0.78     1.03     205.65      176.36        309      0.18
State of FL                                    0.06      0.54     0.60     0.84     281.75      226.08        248      0.06
Comparable Group Average                       0.13      0.71     0.82     1.02     226.76      223.33        257      0.37


Comparable Group
----------------
ALLB  Alliance Bank MHC of PA (20.0)           0.69      2.27       NA     1.28         NA       31.76        996      0.00
BCSB  BCSB Bankcorp MHC of MD (36.0)           0.02      0.08     0.12     0.71     599.30      459.36        303      0.34
GOV   Gouverneur Bcp MHC of NY(42.4)           0.12      0.90     1.05     0.94      89.35       77.73         17      0.10
GCBC  Green Co Bcrp MHC of NY (43.0)           0.00      0.16     0.32     0.85     268.46      268.46         21      0.06
JXSB  Jcksnville Bcp MHC of IL(45.6)           0.20      1.46     2.41     1.69      70.04       57.11        863      2.63
ONFC  Oneida Fincl MHC of NY (45.7)            0.03      0.06     0.07     1.05         NA      807.25        151      0.31
PBHC  Pathfinder BC MHC of NY (39.1)(1)        0.13      0.96     1.24     0.88      70.83       61.55          2      0.00
ROME  Rome Bncp Inc MHC of NY (41.6)           0.08      0.61       NA     0.86         NA      112.50        105      0.21
WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)        0.05      0.38       NA     0.56         NA       95.04         34     -0.02
WFD   Westfield Finl MHC of MA(47.0)(1)        0.00      0.22     0.51     1.33     262.56      262.56         75      0.09


     (1)  Financial information is for the quarter ending September 30, 2003.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
             calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 2004 by RP Financial, LC.

RP(R) FINANCIAL, LC.
PAGE 3.15


INTEREST RATE RISK

     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure. From a balance sheet perspective, ACFC's lower pre-conversion capital position and lower IEA/IBL ratio suggest higher exposure. On a post-conversion basis, these ratios should improve relative to the Peer Group. In the absence of comparability in timely interest rate risk reporting and methodology, we reviewed quarterly changes in the net interest income ratio. In general, the quarterly fluctuations in the Company's net interest income ratio have approximated to modestly exceeded the Peer Group average. Moreover, the Company's net interest income ratio should stabilize to some degree following the conversion, given the initial expected proceeds reinvestment strategy (primarily short-to-intermediate term investment securities).

     There is one characteristic of the Company's operations which may serve to increase the Company's interest risk exposure in relation to the Peer Group. In this regard, the Company prices its deposits in the upper end of the competitive range with the objective of achieving its growth targets. Thus, its deposits may potentially be more rate sensitive than deposits which are priced comparably to the market average.


SUMMARY

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of ACFC. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP(R) FINANCIAL, LC.
PAGE 3.16


RP FINANCIAL, LC.
-----------------

Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                              Table 3.6
                                   Interest Rate Risk Measures and Net Interest Income Volatility
                                                   Comparable Institution Analysis
                                        As of December 31, 2003 or Most Recent Date Available


                                           Balance Sheet Measures
                                        ----------------------------
                                                            Non-Earn.              Quarterly Change in Net Interest Income
                                                                       ------------------------------------------------------------
                                         Equity/     IEA/   Assets/
Institution                              Assets      IBL     Assets     12/31/03   09/30/03  06/30/03  03/31/03  12/31/02  09/30/02
-----------                             --------   -------  --------   ----------  --------  --------  --------  --------  --------
                                           (%)       (%)       (%)     (change in net interest income is annualized in basis points)

Atlantic Coast Financial Corp.              8.1     104.6       5.0          -9       -13       -24        -5        11        -4


All Public Companies                        9.8     107.8       4.4           6        -5        -8        -8        -6         1
All Public Companies                        9.8     107.8       4.4           6        -5        -8        -8        -6         1
State of FL                                 7.8     106.5       4.1          12        -3       -11         4        -4        -4
Comparable Group Average                   11.7     110.3       5.0           4        -7       -17        -4        -6         8


COMPARABLE GROUP
ALLB  Alliance Bank MHC of PA (20.0)        9.4     105.2       5.5          -3        26       -22        -9        21        -6
BCSB  BCSB Bankcorp MHC of MD (36.0)        6.3     103.4       4.4           3       -35       -35        -3       -31        39
GOV   Gouverneur Bcp MHC of NY(42.4)       18.8     121.2       4.2          22         1       -16        22       -51        12
GCBC  Green Co Bcrp MHC of NY (43.0)       10.8     109.9       2.8          13         1       -11         4       -13         4
JXSB  Jcksnville Bcp MHC of IL(45.6)        6.5     103.4       6.0          19       -17       -29        -1       -16        -9
ONFC  Oneida Fincl MHC of NY (45.7)         8.9     103.7       9.7          -5        -6         0        -5         6        35
PBHC  Pathfinder BC MHC of NY (39.1)(1)     5.8     102.2       6.8          NA       -16       -10         6         3        -5
ROME  Rome Bncp Inc MHC of NY (41.6)       14.0     113.4       4.2         -17        -5       -14       -16        51        -5
WCFB  Wbstr Cty Fed MHC of IA (38.5)(1)    21.2     127.0       1.9          NA        -0       -20       -30       -17        20
WFD   Westfield Finl MHC of MA(47.0)(1)    15.2     113.5       4.4          NA       -17       -14       -12       -15        -3


     (1) Financial information is for the quarter ending September 30, 2003. NA=Change is greater than 100 basis points during the quarter.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
             calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 2004 by RP Financial, LC.

RP FINANCIAL, LC.
PAGE 4.1


                             IV. VALUATION ANALYSIS


INTRODUCTION

     This chapter presents the valuation analysis and methodology used to determine ACFC's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.


APPRAISAL GUIDELINES

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state Companying agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and
(3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP FINANCIAL, LC.
PAGE 4.2


RP FINANCIAL APPROACH TO THE VALUATION

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the offering process, RP Financial will: (1) review changes in the Company's operations and financial condition;
(2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including ACFC's value, the market value of the stocks of public MHC institutions, or ACFC's value alone. To the extent a change in factors impacting the Company's value can be

RP FINANCIAL, LC.
PAGE 4.3


reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

VALUATION ANALYSIS

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of ACFC coming to market at this time.


1.   FINANCIAL CONDITION

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

o OVERALL A/L COMPOSITION. The Company's asset composition includes a higher proportion of loans overall, with both 1-4 family mortgage loans and high risk weight loans (including multi-family and commercial mortgage loans, construction loans and consumer loans), exceeding the Peer Group average. The Company's higher ratio of loans and the loan portfolio composition supported the comparatively higher loan yields generated by the Company. The Peer Group is currently supplementing retail deposits with modestly lower borrowings utilization, while the Company currently relies more heavily on borrowed funds. The Company's ratio of IEA/IBL will improve on a post-offering basis, thereby diminishing its current disadvantage. One other disadvantage relative to the Peer Group is that balance sheet growth has been funded with deposits at premium rates which can potentially increase the sensitivity of the Company's cost of funds to changing interest rates.

o CREDIT QUALITY. The Company's credit risk profile is less favorable than the Peer Group based both on the nature of its asset composition and taking into consideration more

RP FINANCIAL, LC.
PAGE 4.4


     objective measures such as key asset quality ratios. In this regard, ACFC operates with a higher level of NPAs with an adverse trend with regard to the level of classified assets. Moreover, reserve coverage in comparison to NPAs is lower than the Peer Group while chargeoffs are higher. The Company has been subject to regulatory criticism with respect to its income producing property lending operations and while management believes that it has addressed the areas perceived to be deficient, the majority of the loan portfolio was underwritten pursuant to the prior standards. Last, the limited seasoning of a significant segment of the rapidly growing mortgage loan portfolio (including the income property lending) and higher risk-weighted assets ratio are other risk factors in comparison to the Peer Group.

o BALANCE SHEET LIQUIDITY. The Company currently maintains a lower level of cash, investments and MBS. Substantially all of the Company's investments are designated "available for sale" but the balances are limited. The infusion of the stock proceeds will initially increase the Company's level of liquid assets pending investment of the proceeds into loans and other longer-term investments. Both the Company and the Peer Group appear to have ample borrowing capacity, although ACFC employs borrowed funds to a slightly greater extent currently.

o EQUITY CAPITAL. The Company's pro forma equity capital ratio will exceed the Peer Group average, which should support its current growth objectives.

     On balance, we have made a slight downward adjustment for the Company's financial condition on a pro forma basis relative to the Peer Group for a perceived higher credit risk profile and less earnings power from its balance sheet despite a higher proportion of assets in loans.


2.   PROFITABILITY, GROWTH AND VIABILITY OF EARNINGS

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

     o REPORTED EARNINGS. The Company is more profitable than the Peer Group, primarily owing to a high level of non-operating income (i.e., gains on the sale of the credit card portfolio).

     o CORE EARNINGS. On a core basis, adjusting for non-operating items for both, the Company's core profitability falls below the Peer Group average as ACFC's earnings were supported by a non-operating gain on the sale of the credit card portfolio while

RP FINANCIAL, LC.
PAGE 4.5


          the Peer Group's earnings were largely comprised of recurring elements. In this regard, the Company reported higher operating expenses and loan loss provisions which were partially mitigated by ACFC's favorable level of net interest income and fee income. On a pro forma basis, the Company's earnings will be enhanced with the reinvestment of the net offering proceeds, which will be offset by the expense attributable to the stock benefit plans. Thus, the Company remains at a comparative profitability disadvantage.

     o CREDIT RISK. Loss provisions had a greater impact on the Company's profitability for the past year and the Company's NPA/assets ratio and non-performing loans/loans ratio are higher in comparison to the Peer Group. Moreover, limited seasoning of the Company's growing mortgage loan portfolio, which includes a higher proportion of 100% risk-weight multi-family, commercial mortgage and construction loans, and lower level of loss reserves in comparison to NPAs and nonperforming loans suggests a higher credit risk profile. Also, the Company has experienced a higher level of chargeoffs relative to the Peer Group.

     o INTEREST RATE RISK. Quarterly changes in the Company's net interest income to average assets ratios indicated a relatively comparable degree of volatility associated with the Company's net interest margin. The Company's interest rate sensitivity may be increased in comparison to the Peer Group by a deposit generation strategy which is focused on paying highly competitive rates. Other measures of interest rate risk, such as capital ratios and IEA/IBL ratios reflected greater risk exposure for the Company while ACFC maintained a comparable level of non-interest earning assets. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, thereby lessening its exposure.

     o EARNINGS GROWTH POTENTIAL. Reinvestment of the net proceeds should result in increases in net interest income over time, especially as funds are reinvested into whole loans (assuming the Company is able to limit credit-related losses). The Company's faster historical balance sheet growth relative to the Peer Group also suggests faster earnings growth potential. Moreover, targeted growth will be facilitated by the Company's pro forma capital position. At the same time, earnings growth may be impacted by the asset quality issues noted above.

     o RETURN ON EQUITY. Following the infusion of the Offering proceeds, the Company's pro forma capital position (consolidated with the holding company) will exceed the Peer Group's equity-to-assets ratio. Coupled with the ACFC's lower pro forma ROA, the Company's pro forma core ROE is anticipated to remain below the Peer Group average over the intermediate term.

     Overall, we concluded that a slight upward valuation adjustment for profitability, growth and viability of earnings was appropriate. The immediate negative factors in the Company's earnings profile tended to be offset by the potential earnings power of the reinvested capital and future leverage potential.

RP FINANCIAL, LC.
PAGE 4.6


3.   ASSET GROWTH

     The Company's asset growth was higher than Peer Group's during the period covered in our comparative analysis (positive 11.5% versus positive 6.7% for the Peer Group). On a pro forma basis, the Company's equity-to-assets ratio will be above the Peer Group's ratio, indicating a greater level of leverage capacity for ACFC. The demographic characteristics of the Company's markets diverged with ACFC's Jacksonville area markets (Duval County) showing favorable population and income characteristics while the Waycross area market (Ware County) were less favorable. Taking into consideration the Company's greater historical growth and emphasis on achieving future growth in the expanding Jacksonville market, we have applied a slight upward adjustment for this factor.


4.   PRIMARY MARKET AREA

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The majority of the Company's loans and deposits are generated in Ware County, Georgia, and Duval County, Florida; whereas the former has a relatively small population base and limited growth characteristics, the latter has realized relatively favorable economic and demographic trends in comparison to the Peer Group.

     Overall, the average characteristics of the Peer Group's markets generally fell within the range reflected for ACFC's principal markets. Specifically, the Peer Group's markets were moderately sized in terms of total population in comparison to the relatively small market represented by Ware County and the relatively large market represented by Duval County. Likewise, growth rates for the Peer Group's markets fell within the range exhibited by Ware and Duval Counties. Income levels were above the Peer Group average for Duval County but below the average for Ware County. Similarly, the Peer Group's deposit market share and average unemployment rate fell within the range exhibited by ACFC's principal markets. On balance, we concluded that no adjustment was required for the Company's market area.

RP FINANCIL, LC.
PAGE 4.7


                                                  Table 4.1
                                Peer Group Market Area Comparative Analysis


                                                       Population      Proj.
                                                       -----------     Pop.     2000-2003    2003-2008
Institution                            County         2000    2003     2008     % Change     % Change
-----------                            ------         ----    ----     ----     --------     --------
                                                      (000)   (000)

Alliance Bank MHC of PA                Delaware        551     551      551         0.1%          0.0%
BCSB Bankcorp MHC of MD                Baltimore       754     770      795         2.0%          3.2%
Gouverneur Bancorp of NY               St. Lawrence    112     111      111        -0.4%         -0.8%
Greene Co. Bancorp MHC of NY           Greene           48      49       50         1.0%          1.7%
Jacksonville SB MHC of IL              Morgan           37      37       37         1.8%         -0.1%
Oneida Financial MHC of NY             Madison          69      71       72         1.8%          1.7%
Pathfinder Bancorp MHC of NY           Oswego          122     122      123         0.0%          0.1%
Rome Bancorp MHC of NY                 Oneida          235     233      229        -1.1%         -1.5%
Westfield Financial Inc of MA          Hampden         456     457      458         0.1%          0.4%
Webster City Fed. Bancorp MHC of IA    Hamilton         16      16       16        -0.1%          0.3%

                                         AVERAGES:     240     242      244         0.5%          0.5%
                                          MEDIANS:     117     117      117         0.1%          0.2%

ATLANTIC COAST FINANCIAL CORPORATION
           WARE COUNTY, GEORGIA                         35      35       35        -0.3%         -0.3%
           DUVAL COUNTY, FLORIDA                       779     816      871         1.6%          1.3%

(Continued)

                                                    Per Capita Income
                                                ------------------------  Deposit
                                                              % State      Market    Unemployment
                                                   Amount      Average    Share(1)        Rate
                                                   ------      -------    --------        ----


Alliance Bank MHC of PA                            30,077       121.2%      4.0%          4.7%
BCSB Bankcorp MHC of MD                            30,456       103.0%      3.3%          4.8%
Gouverneur Bancorp of NY                           17,729        65.2%      4.9%          6.9%
Greene Co. Bancorp MHC of NY                       21,243        78.2%     27.8%          3.9%
Jacksonville SB MHC of IL                          20,359        78.4%     29.2%          4.8%
Oneida Financial MHC of NY                         22,252        81.9%     37.2%          5.4%
Pathfinder Bancorp MHC of NY                       18,959        69.8%     22.9%          8.3%
Rome Bancorp MHC of NY                             20,966        77.2%      6.3%          4.4%
Westfield Financial Inc of MA                      22,870        72.9%     10.9%          6.5%
Webster City Fed. Bancorp MHC of IA                21,593        95.6%     23.7%          4.0%

                                                   22,650        84.3%     17.0%          5.4%
                                                   21,418        78.3%     16.9%          4.8%

ATLANTIC COAST FINANCIAL CORPORATION
           WARE COUNTY, GEORGIA                    16,766        69.1%     25.1%          3.9%
           DUVAL COUNTY, FLORIDA                   23,046        95.6%      1.4%          5.4%

(1) Total institution deposits in headquarters county as percent of total county deposits.

Sources:  CACI, SNL Financial


RP FINANCIL, LC.
PAGE 4.8


5.   DIVIDENDS

     The Company has indicated its intention to pay an annual cash dividend. However, the amount and timing of any dividends has not yet been determined. The future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.83% to 4.53%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.99% as of March 5, 2004 (see Table 4.4). As of March 5, 2004, approximately 90% of all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.07% and an average payout ratio of 38.54%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for ACFC as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (eight of the Peer Group companies operate under OTS regulation). Accordingly, we believe that to the extent ACFC's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     In light of the Company's stated intention to pay a dividend and given the Company's capacity to pay a dividend comparable to the Peer Group, based on its relatively greater pro forma capitalization offset by initially lower level of pro forma profitability, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.

RP FINANCIL, LC.
PAGE 4.9


6.   LIQUIDITY OF THE SHARES

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $10.9 million to $116.8 million as of March 5, 2004, with average and median market values of $34.9 million and $28.9 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 4.8 million, with average and median shares outstanding of 1.5 million and 992,000, respectively. The Company's minority stock offering is expected to result in shares outstanding and market capitalization that will be above the Peer Group average and median. Accordingly, we anticipate that the liquidity in the Company's stock will be modestly greater relative to the Peer Group companies' stocks. Additionally, it is anticipated that the Company's stock will be listed on NASDAQ, which would further enhance the liquidity in the Company's stock. Overall, we concluded that a slight upward adjustment was warranted for this factor.


7.   MARKETING OF THE ISSUE

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

     A.   THE PUBLIC MARKET

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and

RP FINANCIL, LC.
PAGE 4.10


financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. War fears and the uncertain outlook for the economy pulled stocks lower through most of February 2003 and into early-March, as blue chip stocks dropped to a five-month low during the first week of March. Comparatively, the commencement of war with Iraq produced a rally in the stock market, amid initial expectations that a conflict in Iraq would end quickly. However, the rally was not sustained, as stocks declined at the close of the first quarter on renewed worries about the economy and fears that the war in Iraq could be longer and more difficult than investors had initially anticipated.

          Stocks rebounded at the start of the second quarter on news of U.S. war successes in Iraq. As investors shifted their focus from the war to first quarter earnings, the broader stock market settled into a narrow trading in mid-April 2003 and then rallied higher through the end of April and into early-May. Generally better than expected first quarter earnings and increasing investor optimism that the end of the war with Iraq would lead to a recovery in the economy and improved corporate profits supported the rally. Technology stocks posted the strongest gains during the rally, as the NASDAQ Composite Index ("NASDAQ") moved to a five-month high in early-May. The broader stock market sustained a positive trend through the second half of May and into early-June 2003, as the Dow Jones Industrial Average ("DJIA") moved above 9000 on investor optimism that low interest rates, the tax-cut plan and improving consumer confidence would boost the economy. After experiencing a mild set back following an earnings warning from Motorola and news of a shake-up in Freddie Mac's top management due to accounting concerns, the stock market recovered in mid-June on growing expectations that the Federal Reserve would cut rates further to stimulate the economy. Stocks eased lower at the close of the second quarter largely on profit taking.

RP FINANCIL, LC.
PAGE 4.11


          The broader stock market surged higher at the beginning of the third quarter of 2003 on growing optimism about the economy and the sustainability of the bull market. The NASDAQ posted a 14-month high in early-July, before declining slightly on profit taking and disappointing economic data related to an increase in jobless claims. Generally upbeat second quarter earnings and more signs of an economic upturn provided for a positive trend in the broader stock market in mid- and late-July, as the DJIA posted its fifth straight monthly gain. Economic data that showed a strengthening economy, particularly in the manufacturing sector, sustained the upward momentum in stocks through August and into-early September, as the DJIA and NASDAQ posted respective 14-month and 16-month highs. Stocks retreated following the release of August employment data which showed further job losses, but then recovered in mid-September as the Federal Reserve indicated that it would not raise rates in the near term. Weaker than expected numbers for consumer confidence and manufacturing activity pulled the boarder market lower at the close of the third quarter, which ended a streak of six monthly gains in the DJIA.

          Comparatively, at the start of the fourth quarter stocks showed renewed strength, as optimism about third quarter earnings and employment data for September provided a boost to stocks. In mid-October, the DJIA and the NASDAQ hit 16- and 19-month highs, respectively, primarily on the basis of some favorable third quarter earnings reports. The broader stock market rally cooled in mid-October, as the result of profit taking and the posting of some less favorable third quarter earnings by some of the bellwether technology and manufacturing stocks. Indications that the economic recovery was gaining momentum, including an annualized GDP growth rate of 8.2% in the third quarter, as well as the Federal Reserve's statement that it would not raise its target interest rates for a considerable period, supported a stock market rally during late-October and into early-November. Despite upbeat economic news, including employment data that showed the size of the U.S. workforce increased in October, stocks edged lower in mid-November on profit taking and concerns over increased terrorism in the Middle East. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

RP FINANCIL, LC.
PAGE 4.12


          Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and into early-March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. As an indication of the general trends in the nation's stock markets over the past year, as of March 5, 2004, the DJIA closed at 10595.55, an increase of 36.9% from one year ago and the NASDAQ closed at 2047.63, an increase of 56.9% from one year ago. The Standard & Poors 500 Index closed at 1156.86 on March 5, 2004, an increase of 39.6% from one year ago.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have appreciated in conjunction with the broader market. Thrift issues traded in a narrow range throughout February 2003 and into mid-March, thereby outperforming the broader market. The stronger performance exhibited by thrift stocks continued to be supported by the relatively low risk characteristics associated with residential lenders, as well as the general earnings benefit of operating in a low interest rate environment with a relatively steep yield curve. Thrift stocks remained fairly stable at close of the first quarter, exhibiting far less volatility compared to the boarder stock market that produced dramatic day-to-day swings as investors reacted to the most recent news on the war's direction.

          Financial stocks eased higher at the beginning of the second quarter, as positive news on the war with Iraq lifted stocks in general. First quarter earnings that were generally in-line with expectations sustained the positive trend in thrift issues through early-May, as thrift stocks participated in the broader stock market rally. With the exception of acquisition-related price movements, thrift stocks settled into a narrow trading range in mid-May. Thrift stocks participated in the broader stock market rally in late-May and the first half of June 2003, largely on the basis of recent deal activity in the thrift sector and some favorable economic data. Freddie Mac's management shake-up had a negative ripple effect throughout the thrift sector, but the pullback was only temporary as thrift issues recovered in conjunction with the broader stock

RP FINANCIL, LC.
PAGE 4.13


market. Profit taking pulled the thrift sector lower in late-June. However, thrift issues recovered modestly at the close of the second quarter, which was supported by merger speculation following New York Community Bancorp's announced acquisition of Roslyn Bancorp.

          The rally in the broader stock market combined with acquisition speculation in certain regional markets lifted thrift issues higher at the beginning of the third quarter of 2003. Thrift issues traded in a narrow range through most of July, reflecting mixed earnings in the sector. Higher mortgage rates and strength in technology stocks pushed thrift stocks lower in early-August, as investors rotated into sectors that were expected to benefit from an economic recovery. After edging higher in mid-August, thrift stocks eased lower at the end of August on expectations that interest rates would continue to move higher as the economic recovery gained momentum. Merger activity and acquisition speculation in the thrift sector provided a boost to thrift prices in early-September. After easing lower into mid-September on data that showed a slow down in refinancing activity, thrift stocks strengthened following the Federal Reserve's decision to leave interest rates unchanged at its mid-September meeting.

          After following the broader stock market lower in late-September 2003, thrift issues posted solid gains at the beginning of the fourth quarter. A rally in the broader stock market and acquisition activity were noteworthy factors that supported the positive trend in thrift stocks. Following a two week run-up, thrift stocks declined in mid-October on profit taking and a pullback in the broader market. Merger activity, most notably Bank America's announced acquisition of FleetBoston Financial Corp., along with strength in the broader market, provided for gains in the thrift sector during late-October. The positive trend in thrift stocks carried into early-November, reflecting expectations of improving net interest margins and more consolidation of thrifts. Thrifts stocks eased lower in mid-November in conjunction with the decline in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter.

          After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial's agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest

RP FINANCIL, LC.
PAGE 4.14


rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. On March 5, 2004, the SNL Index for all publicly-traded thrifts closed at 1,621.5, an increase of 49.4% from one year ago.

     B.   THE NEW ISSUE MARKET

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift is at a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2003 and in the first quarter of 2004 have generally been well received, although the total number of offerings completed have been somewhat limited. As shown in Table 4.2, two second-step conversion offerings and two mutual holding company offering were completed during the past three months. The second-step conversion offerings are considered to be less relevant for our analysis. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/B ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks.

RP FINANCIL, LC.
PAGE 4.15


          Cheviot Financial completed its minority stock issuance on January 6, 2004. Cheviot Financial's fully-converted pro forma price/tangible book ratio at closing equaled 81.9% and pro forma core price/earnings ratio equaled 42.1 times. Cheviot Financial traded up by 33.5% after the first week of trading and based on its closing market price as of March 5, 2004, it was trading at 179.4% P/TB on a reported basis and had a fully converted P/TB ratio equal to 97.0%.

          Clifton Saving Bancorp completed its minority stock issuance on March 4, 2004. Clifton Savings Bancorp's fully-converted pro forma price/tangible book ratio at closing equaled 90.5% and pro forma core price/earnings ratio equaled
64.5 times. Clifton Savings Bancorp traded up by 29.6% after the first two trading days through the March 5, 2004, valuation date. Based on its closing market price as of March 5, 2004, it was trading at 209.0% P/TB on a reported basis and had a fully converted P/TB ratio equal to 105.1%.

     C.   THE ACQUISITION MARKET

          Also considered in the valuation was the potential impact on the Company's stock price of recently completed and pending acquisitions of other savings institutions operating in Florida and Georgia. As shown in Exhibit IV-5, there have been 6 acquisitions of Florida and Georgia-based savings institutions completed or announced between the beginning of 2002 through year-to-date 2004 (and many more bank acquisitions). We also considered the acquisition prospects for the Company including the acquisition prospects following a second step conversion as well as the potential for a remutualization within current regulatory guidelines. In this regard, we believe that remutualization transactions have positively impacted the pricing of all mutual holding companies (including the Peer Group) and that the Company's pro forma pricing would be similarly impacted by the potential for a remutualization transaction. However, the Company's current plan is to remain independent.

RP FINANCIL, LC.
PAGE 4.16


------------------------------------------------------------------------------------------------------------------------------------
                Institutional Information                        Pre-Conversion Data        Offering Information      Contribution
                                                            Financial Info. Asset Quality                          Charitable Found
------------------------------------------------------------------------------------------------------------------------------------
                                    Conversion                      Equity   NPAs/  Res.  Gross      %   % of   Exp./        % of
Institution                 State    Date        Ticker     Assets  Assets  Assets  Cov.  Proc.  Offered  Mid. Proc.  Form Offering
                                                            ($Mil)    (%)    (%)    (%)  ($Mil.)    (%)   (%)   (%)           (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
--------------------



SECOND STEP CONVERSION
----------------------

KNBT Bancorp, Inc.* (w/Acq.)  PA   11/3/2003   KNBT-NASDAQ  $1,748  11.57%   0.23%  152% $ 202.0    100%  132%  1.9%  Stock   8.0%


Synergy Financial Group, Inc  NJ   1/21/2004   SYNF-NASDAQ  $  591   6.64%   0.07%  733% $ 70.4      57%  132%  1.6%  N.A     N.A
Provident Bancorp, Inc.*      NY   1/15/2004   PBCP-NASDAQ  $1,544  10.25%   0.28%  236% $195.7      56%  132%  1.7%  C/S     4.0%

                        AVERAGES - SECOND STEP CONVERSIONS: $1,068   8.45%   0.18%  484% $133.0      56%  132%  1.6%  NA      NA
                         MEDIANS - SECOND STEP CONVERSIONS: $1,068   8.45%   0.18%  484% $133.0      56%  132%  1.6%  NA      NA

MUTUAL HOLDING COMPANY CONVERSIONS
----------------------------------

Clifton Savings Bancorp, Inc. NJ    3/4/2004   CSBK-NASDAQ  $  636  11.93%   0.00%  NM   $137.4      45%  132%  2.3%  N.A     N.A
Cheviot Financial Corp.*      OH    1/6/2004   CHEV-NASDAQ  $  246  15.11%   0.03%  900% $ 43.9      45%  132%  3.5%  C/S     1.0%

             AVERAGES - MUTUAL HOLDING COMPANY CONVERSIONS: $  441  l3.52%   0.02%  900% $ 90.6      45%  132%  2.9%  NA      NA
              MEDIANS - MUTUAL HOLDING COMPANY CONVERSIONS: $  441  13.52%   0.02%  900% $ 90.6      45%  132%  2.9%  NA      NA

                                AVERAGES - ALL CONVERSIONS: $  754  10.98%   0.10%  623% $111.8      51%  132%  2.3%  NA      NA
                                 Medians - ALL CONVERSIONS: $  614  11.09%   0.05%  733% $103.9      50%  132%  2.0%  NA      NA


(Continued)


------------------------------------------------------------------------------------------------------------------------------------
  Insider Purchases                           Pro Forma Data                              Post-IPO Pricing Trends
                                 Pricing Ratios(3)    Financial Charac.                       Closing Price:
Benefit Plans         Initial                                                    First           After            After
       Recog  Mgmt.&  Dividend          Core          Core         Core    IPO  Trading    %     First     %      First      %
 ESOP  Plans   Dirs.   Yield    P/TB    P/E    P/A    ROA   TE/A   ROE    Price   Day   Change  Week(4)  Change  Month(5)  Change
  (%)   (%)   (%)(2)     (%)     (%)    (x)    (%)    (%)    (%)    (%)    ($)    ($)     (%)     ($)      (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------

 8.0%   4.0%    0.1%    0.00%  124.3%  42.5x  19.1%   0.5%  15.4%   2.9%  $10.00  $10.81   8.1%  $10.80     8.0%   $10.79     7.9%
 5.0%   4.0%    1.6%    1.40%  150.0%  34.6x  23.0%   0.7%  15.4%   4.3%  $10.00  $11.50  15.0%  $11.15    11.5%   $11.51    15.1%

 6.5%   4.0%    0.9%    0.70%  137.2%  38.5x  21.1%   0.6%  15.4%   3.6%  $10.00  $11.16  11.6%  $10.98     9.8%   $11.15    11.5%
 6.5%   4.0%    0.9%    0.70%  137.2%  38.5x  21.1%   0.6%  15.4%   3.6%  $10.00  $11.16  11.6%  $10.98     9.8%   $11.15    11.5%



 8.0%   7.2%    0.4%    0.00%   90.5%  64.5x  34.0%   0.5%  25.3%   1.9%  $10.00  $12.25  22.5%  $12.96    29.6%   $12.96    29.6%
 8.0%   4.0%    3.2%    2.00%   81.9%  42.1x  30.1%   0.7%  36.7%   2.0%  $10.00  $13.32  33.2%  $13.35    33.5%   $13.42    34.2%

 8.0%   5.6%    1.8%    1.00%   86.2%  53.3x  32.0%   0.6%  31.0%   1.9%  $10.00  $12.79  27.9%  $13.16    31.6%   $13.19    31.9%
 8.0%   5.6%    1.8%    1.00%   86.2%  53.3x  32.0%   0.6%  31.0%   1.9%  $10.00  $12.79  27.9%  $13.16    31.6%   $13.19    31.9%

 7.3%   4.8%    1.3%    0.85%  111.7%  45.9x  26.6%   0.6%  23.2%   2.8%  $10.00  $11.97  19.7%  $12.07    20.7%   $12.17    21.7%
 8.0%   4.0%    1.0%    0.70%  107.4%  42.3x  26.6%   0.6%  20.3%   2.4%  $10.00  $11.88  18.8%  $12.06    20.6%   $12.24    22.4%

Note:  * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.

(1)  Non-OTS regulated thrift.                                        (5)  Latest price if offering is more than one week but less
(2)  As a percent of MHC offering for MHC transactions.                    than one month old.
(3)  Does not take into account the adoption of SOP 93-6.             (6)  Mutual holding company pro forma data on full conversion
(4)  Latest price if offering is less than one week old.                   basis.
                                                                      (7)  Simultaneously converted to commercial bank charter.
                                                                      (8)  Converted to a commercial bank charter.

                                                                                                                       March 5, 2004
------------------------------------------------------------------------------------------------------------------------------------

RP FINANCIL, LC.
PAGE 4.17


                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. We also considered the potential for a remutualization transaction within the current regulatory guidelines. Taking all these factors and trends into account, RP Financial concluded that a moderate upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   MANAGEMENT

     ACFC's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of ACFC's Board of Directors and senior management. The Company, given its asset size, has been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure as indicated by the financial characteristics of the Company. ACFC currently does not have any executive management positions that are vacant; the Company has recently bolstered the lending staff as it sought to conform to the terms of the Resolution.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   EFFECT OF GOVERNMENT REGULATION AND REGULATORY REFORM

     In summary, as a federally-insured savings bank operating in the MHC form of ownership, ACFC will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. The one apparent difference between the Company and the Peer Group is the additional scrutiny of the Company's lending operations which were a source of criticism in the most recent regulatory safety and soundness examination. The other small difference noted between ACFC and the small minority of Peer Group companies that operate as FDIC regulated institutions was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). However, this factor was already accounted for in the "Dividends" section of this appraisal. On balance, we believe that a slight downward adjustment for this factor is appropriate to account for the increased regulatory scrutiny which the Company operates under which led to the adoption of the Resolution by the Board.


SUMMARY OF ADJUSTMENTS

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

     Key Valuation Parameters:                                  Valuation Adjustment
     -------------------------                                  --------------------

     Financial Condition                                        Slight Downward
     Profitability, Growth and Viability of Earnings            Slight Upward
     Asset Growth                                               Slight Upward
     Primary Market Area                                        No Adjustment
     Dividends                                                  No Adjustment
     Liquidity of the Shares                                    Slight Upward
     Marketing of the Issue                                     Moderate Upward
     Management                                                 No Adjustment
     Effect of Government Regulations and Regulatory Reform     Slight Downward

BASIS OF VALUATION - FULLY-CONVERTED PRICING RATIOS

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding

RP FINANCIAL, LC
PAGE 4.19


the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs which facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in ACFC as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) for FDIC-regulated institutions, the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.

RP FINANCIAL, LC
PAGE 4.20


          Calulation of Implied Per Share Date -- Incorporating MHC Second Step Conversion
                                   Comparable Institution Analysis
                           For the Twelve Months Emded September 30, 2003


                                            Current Ownership       Current Per Share Data (MHC Ratios)
                                       -------------------------   -------------------------------------
                                       Total    Public     MHC            Core    Book    Tang.
                                       Shares   Shares    Shares    EPS    EPS    Value   Book    Assets
                                       ------   ------    ------    ---    ---    -----   ----    ------
                                       (000)     (000)    (000)     ($)    ($)     ($)     ($)     ($)
Publicly-Traded MHC Institutions
--------------------------------
ALLB  Alliance Bank MHC of PA (20.0)    3,441      688     2,753    0.63   0.63   10.21   10.21   108.80
BCSB  BCSB Bankcorp MHC of MD (36.0)    5,899    2,112     3,787    0.18   0.12    7.50    7.05   111.93
CFFN  Capitol Fd Fn MHC of KS (30.0)   73,393   22,277    51,116    0.37   0.36   13.04   13.04   114.23
CHEV  Cheviot Financl Corp MHC of OH    9,919    4,463     5,456    0.24   0.23    7.42    7.42    28.47
CHFN  Charter Fincl MHC of GA (20.0)   19,570    3,964    15,606    0.28   0.14   12.71   12.40    52.67
CSBK  Clifton Svgs Bcrp MHC of NJ      30,530   13,739    16,791    0.12   0.12    6.20    6.20    24.54
GCBC  Green Co Bcrp MHC of NY (43.0)    2,043      870     1,173    1.20   1.20   14.41   14.41   133.05
GOV   Gouverneur Bcp MHC of NY(42.4)    2,279      966     1,313    0.31   0.29    7.82    7.82    41.61
HCBK  Hudson Cty Bcp MHC of NJ(38.8)  189,836   37,254   152,582    1.09   1.01    7.00    7.00    89.73
JXSB  Jcksnville Bcp MHC of IL(45.6)    1,942      871     1,071    0.43   0.23   10.32    8.73   134.82
NWSB  Northwest Bcrp MHC of PA(25.4)   47,789   12,141    35,648    0.93   0.85   10.25    7.23   120.88
ONFC  Oneida Fincl MHC of NY (45.7)     7,640    2,179     5,461    0.41   0.31    6.65    4.98    56.05
PBCT  Peoples Bank, MHC of CT (40.8)   62,000   25,150    36,850    1.03   0.88   16.16   14.33   188.25
PBHC  Pathfinder BC MHC of NY (39.1)    2,433    1,020     1,413    0.55   0.40    8.79    6.83   118.16
ROME  Rome Bncp Inc MHC of NY (41.6)    4,285    1,174     3,111    0.36   0.50    8.55    8.55    61.13
WCFB  Wbstr Cty Fed MHC of IA (38.5)    3,772      723     3,049    0.32   0.32    6.00    5.97    28.15
WFD   Westfield Finl MHC of MA(47.0)    9,988    4,834     5,154    0.28   0.33   12.44   12.44    81.72

(Continued)

                                                                                        Pro Forma
                                       Impact of Second Step Conversion(4)    Per Share Data (Fully-Converted)(4)     Pro Forma(5)
                                      --------------------------------------- -----------------------------------  -----------------
                                      Share   Gross     Net Incr.   Net Incr.       Core   Book     Tang.          Public
                                      Price  Procds(1) (Capital(2)  Income(3) EPS    EPS   Value    Book   Assets    Pct.  Dilution
                                      -----  --------  -----------  --------- ---    ---   -----    ----   ------    ----  --------
                                       ($)    ($000)     ($000)       ($000)  ($)    ($)    ($)     ($)     ($)       (%)     (
Publicly-Traded MHC Institutions
--------------------------------

ALLB  Alliance Bank MHC of PA (20.0)  $29.09    $86,756    $80,864      $952   0.54  $0.54  $31.58  $31.58  $126.81   18.7%   -1.2%

ALLB  Alliance Bank MHC of PA (20.0)   39.00    113,927    104,231     1,205  0.93    0.93   38.61   38.61   132.61   19.1    -0.9
BCSB  BCSB Bankcorp MHC of MD (36.0)   20.00     75,740     65,136       705  0.30    0.24   18.54   18.09   122.97   35.8     0.0
CFFN  Capitol Fd Fn MHC of KS (30.0)   36.93  1,887,714  1,623,434    17,567  0.61    0.60   35.16   35.16   136.35   30.4     0.0
CHEV  Cheviot Financl Corp MHC of OH   13.31     72,619     62,453       676  0.31    0.30   13.72   13.72    34.77   45.0     0.0
CHFN  Charter Fincl MHC of GA (20.0)   39.60    617,998    531,478     5,751  0.57    0.43   39.87   39.56    79.83   20.3     0.0
CSBK  Clifton Svgs Bcrp MHC of NJ      12.96    217,611    187,146     2,025  0.19    0.19   12.33   12.33    30.67   45.0     0.0
GCBC  Green Co Bcrp MHC of NY (43.0)   35.49     41,630     35,802       387  1.39    1.39   31.93   31.93   150.57   42.6     0.0
GOV   Gouverneur Bcp MHC of NY(42.4)   13.68     17,962     15,447       167  0.38    0.36   14.60   14.60    48.39   42.4     0.0
HCBK  Hudson Cty Bcp MHC of NJ(38.8)   39.28  5,993,421  5,154,342    55,775  1.38    1.30   34.15   34.15   116.88   19.6     0.0
JXSB  Jcksnville Bcp MHC of IL(45.6)   19.99     21,409     18,412       199  0.53    0.33   19.80   18.21   144.30   44.9     0.0
NWSB  Northwest Bcrp MHC of PA(25.4)   25.41    905,816    779,001     8,430  1.11    1.03   26.55   23.53   137.18   25.4     0.0
ONFC  Oneida Fincl MHC of NY (45.7)    14.60     79,731     68,568       742  0.51    0.41   15.62   13.95    65.02   28.5     0.0
PBCT  Peoples Bank, MHC of CT (40.8)   45.23  2,954,386  2,546,022    27,615  1.01    0.91   39.22   37.96   157.15   27.8   -12.8
PBHC  Pathfinder BC MHC of NY (39.1)   19.81     27,992     24,073       260  0.66    0.51   18.68   16.72   128.05   41.9     0.0
ROME  Rome Bncp Inc MHC of NY (41.6)   33.29    103,565     89,066       964  0.58    0.72   29.34   29.34    81.92   27.4     0.0
WCFB  Wbstr Cty Fed MHC of IA (38.5)   15.00     45,735     39,332       426  0.43    0.43   16.43   16.40    38.58   19.2     0.0
WFD   Westfield Finl MHC of MA(47.0)   24.16    124,521    107,088     1,159  0.40    0.45   23.16   23.16    92.44   48.4     0.0




(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
      Offering expense percent       2.00
      ESOP percent purchase          8.00
      Recognition plan percent       4.00
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
      After-tax reinvestment         2.31
      ESOP loan term (years)           10
      Recog. plan vesting (yrs)         5
      Effective tax rate            34.00
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumulative dividends waived by the MHC (reflect FDIC policy regarding waived dividends).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypothetical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations.
        The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2004 by RP Financial, LC.


RP FINANCIAL, LC.
PAGE 4.21


VALUATION APPROACHES: FULLY-CONVERTED BASIS

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing ACFC's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in ACFC's prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in ACFC's prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value are described more fully below.

     o CONVERSION EXPENSES. Offering expenses have been assumed to equal 3.0% of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Company's full conversion value.

     o EFFECTIVE TAX RATE. The Company has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 38.00%.

     o REINVESTMENT RATE. The pro forma section in the prospectus incorporates a 1.26% reinvestment rate, equivalent to the average of the prevailing yield for a U.S. Treasury bills with a one year maturity as of December 31, 2003.

     o STOCK BENEFIT PLANS. The assumptions for the stock benefit plans, i.e., the ESOP and Recognition Plan, are consistent with the structure as approved by the Company's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0% of the stock in conversion at the initial public offering price, with the Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0% of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial's valuation placed an emphasis on the following:

RP FINANCIAL, LC.
PAGE 4.22


     o P/E APPROACH. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

     o P/B APPROACH. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

     o P/A APPROACH. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of March 5, 2004 the pro forma market value of ACFC's full conversion offering equaled $120,000,000 at the midpoint, equal to 12,000,000 shares at $10.00 per share.

RP FINANCIAL, LC.
PAGE 4.23


     1. PRICE-TO-EARNINGS ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings equaled $4,417,000 for the 12 months ended December 31, 2003. In deriving ACFC's core earnings, there were three adjustments made to reported earnings was to eliminate non-recurring gains on the sale of loans and AFS investments, net of losses on foreclosed assets. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 38.00% for the gains eliminated, the Company's core earnings were determined to equal $2,780,000 for the 12 months ended December 31, 2003 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                         Amount
                                                         ------
                                                         ($000)

     Net income                                        $4,417,000
     Adjustment for non-recurring items(1)             (1,637,000)
                                                       ----------
       Core earnings estimate                          $2,780,000


     (1)  Net non-recurring income of $2,640,000, tax effected at 38.00%.

     Based on ACFC's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples (fully-converted basis) at the $120.0 million midpoint value equaled 29.83 times and 50.28 times, respectively, indicating a discount of 11.03% relative to the Peer Group's average reported P/E multiple (fully-converted basis) of 33.53 times and a premium of 34.8% relative to the Peer Group's core P/E multiple (see Table 4.4). At the supermaximum of the valuation range, the Company's pro forma reported and core P/E multiples (fully-converted basis) equaled 40.73 times and 70.24 times, respectively, indicating premiums of 21.5% and 88.4% relative to the comparative Peer Group average multiples. The implied discounts or premiums reflected in the Company's pro forma P/E multiples take into consideration the Company's pro forma P/B

RP FINANCIAL, LC.
PAGE 4.24


and P/A ratios. On a reported basis, the Company's pro forma P/E multiples based on reported and core earnings equaled 28.17 and 45.74 times at the midpoint, respectively (see Table 4.5). At the supermaximum of the range, the Company's reported and core earnings multiples based on the minority stock offering equaled 37.67 and 61.62 times, respectively. In comparison, the Peer Group average multiples based on reported and core earnings equaled 39.78 and 44.05 times, respectively.

     2. PRICE-TO-BOOK ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to ACFC's pro forma book value (fully-converted basis). Based on the $120.0 million midpoint valuation, ACFC's pro forma P/B and P/TB ratios equaled 82.63% and 84.18%, respectively. In comparison to the average fully converted P/B and P/TB ratios for the Peer Group of 102.33% and 105.86%, the Company's ratios reflected a discount of 19.3% on a P/B basis and a discount of 20.5% on a P/TB basis. On a reported basis, the Company's pro forma P/TB ratio of 147.28% was discounted by 46.1% relative to the Peer Group average. At the supermaximum of the offering range the pro forma P/TB ratio on a reported basis (167.10%) was discounted by 38.9% relative to the Peer Group average. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting pricing ratios indicated under the earnings approach.

RP FINANCIAL, LC.
PAGE 4.25



                                                                             Price/                Price/
                                                                              Book                Tangible
         I.  FULLY CONVERTED BASIS (see Table 4.4)                            Value              Book Value
         -------------------------                                           -------             ----------
         ACFC Midpoint                                                        82.63%                84.18%
         ACFC Supermaximum                                                    89.10                 90.45

         Peer Group (At 3/05/2004)
            Average                                                          102.33%               105.86%
            Median                                                           102.67%               107.22%

         ACFC Midpoint Discount Relative to
            Peer Group Average                                                19.25%                20.48%
            Peer Group Median                                                 19.52%                21.49%


         ACFC Supermaximum Discount Relative to
            Peer Group Average                                                12.93%                14.56%
            Peer Group Median                                                 13.22%                15.64%


         II. REPORTED BASIS (see Table 4.5)
         ------------------

         ACFC Midpoint                                                       142.62%               147.28%
         ACFC Supermaximum                                                   162.54%               167.10%

         Peer Group (At 3/05/2004)
            Average                                                          254.21%               273.39%
            Median                                                           235.83%               267.48%

         ACFC Midpoint Discount Relative to
            Peer Group Average                                                43.90%                46.13%
            Peer Group Median                                                 39.52%                44.94%

         ACFC Supermaximum Discount Relative to
            Peer Group Average                                                36.06%                38.88%
            Peer Group Median                                                 31.08%                37.53%

     3. PRICE-TO-ASSETS ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, ACFC's full conversion

RP FINANCIAL, LC.
PAGE 4.26


value equaled 19.97% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 25.49%, which implies a discount of 21.66% for the Company's pro forma P/A ratio (fully-converted basis). On a reported basis, the Peer Group companies exhibited an average P/A ratio of 30.82%, which implies a discount of 27.90% for the Company's pro forma P/A ratio.


COMPARISON TO RECENT CONVERSIONS AND MHC OFFERINGS

     As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two mutual holding company transactions completed in 2004 had an average pro forma P/B equal to 86.2% on a fully-converted basis and
53.3 times pro forma fully-converted earnings. In the current market (based on prices as of March 5, 2004), Cheviot Financial is priced at a fully-converted pro forma P/TB equal to 97.01% and Clifton Savings Bancorp is priced at a fully-converted pro forma P/TB equal to 105.11%.


VALUATION CONCLUSION

     Based on the foregoing, it is our opinion that, as of March 5, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the shares issued publicly, as well as to the MHC, equaled $120,000,000 at the midpoint, equal to 12,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $102.0 million and a maximum value of $138.0 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 10.2 million at the minimum and 13.8 million at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of

RP FINANCIAL, LC.
PAGE 4.27


$158.7 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 15.87 million. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 40.0% ownership interest. Accordingly, the offering to the public of the minority stock, will equal $40.8 million at the minimum, $48.0 million at the midpoint, $55.2 million at the maximum and $63.5 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.

RP FINANCIAL, LC.
PAGE 4.28


                                                              Table 4.4
                                  MHC Institutions -- Implied Pricing Ratios, Full Conversion Basis
                                         Atlantic Coast Financial Corp. and the Comparables
                                                         As of March 5, 2004

                                            Fully Converted
                                             Implied Value          Per Share(8)
                                            ----------------  ------------------------
                                                                                                    Pricing Ratios(3)
                                            Price/    Market  Core 12 Mo.   Book Value  ---------------------------------------
Financial Institution                       Share(1)  Value     EPS(2)         Share     P/E      P/B    P/A    P/TB    P/Core
---------------------                       --------  -----     ------         -----     ---      ---    ---    ----    ------
                                              ($)    ($Mil)      ($)            ($)      (x)      (%)    (%)     (%)      (x)
ATLANTIC COAST FINANICAL CORPORATION
  Superrange                                 $10.00  $158.70    $0.14         $11.22    40.73   89.10   25.03   90.45   70.24
  Maximum                                    $10.00  $138.00    $0.17         $11.63    34.81   85.97   22.39   87.42   59.29
  Midpoint                                   $10.00  $120.00    $0.20         $12.10    29.83   82.63   19.97   84.18   50.28
  Minimum                                    $10.00  $102.00    $0.24         $12.74    24.98   78.51   17.41   80.15   41.71

ALL PUBLIC COMPANIES(7)
  Averages                                    24.24   446.86     0.92          14.53    18.08  167.69   18.37  180.29   20.65
  Medians                                       ---      ---      ---            ---    17.05  156.46   16.31  167.01   19.64

ALL NON-MHC STATE OF FL(7)
  Averages                                    22.04   275.97     0.79          14.10    18.23  162.37   16.97  173.80   21.26
  Medians                                       ---      ---      ---            ---    17.67  150.40   15.62  163.49   21.06

PUBLICLY-TRADED MHC INSTITUTIONS,
 FULL CONVERSION BASIS
  Averages                                   $23.50  $100.15    $0.58         $22.67   33.53x  102.33   25.49  105.86  37.29x
  Medians                                        --       --       --             --   34.88x  102.67   24.86  107.22  38.00x


PUBLICLY-TRADED MHC INSTITUTIONS,
 FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        39.00   140.75     0.93          38.61    41.94  101.01   29.41  101.01   41.94
BCSB    BCSB Bankcorp MHC of MD (36.0)        20.00   117.98     0.24          18.54    N.M.   107.87   16.26  110.56   N.M.
GOV     Gouverneur Bcp MHC of NY(42.4)        13.68    31.18     0.36          14.60    36.00   93.70   28.27   93.70   38.00
GCBC    Green Co Bcrp MHC of NY (43.0)        35.49    72.51     1.39          31.93    25.53  111.15   23.57  111.15   25.53
JXSB    Jcksnville Bcp MHC of IL(45.6)        19.99    38.82     0.33          19.80    37.72  100.96   13.85  109.77   N.M.
ONFC    Oneida Fincl MHC of NY (45.7)         14.60   111.54     0.41          15.62    28.63   93.47   22.45  104.66   35.61
PBHC    Pathfinder BC MHC of NY (39.1)        19.81    48.20     0.51          18.68    30.02  106.05   15.47  118.48   38.84
ROME    Rome Bncp Inc MHC of NY (41.6)        33.29   142.65     0.72          29.34    N.M.   113.46   40.64  113.46   46.24
WCFB    Wbstr Cty Fed MHC of IA (38.5)        15.00    56.58     0.43          16.43    34.88   91.30   38.88   91.46   34.88
WFD     Westfield Finl MHC of MA(47.0)        24.16   241.31     0.45          23.16    N.M.   104.32   26.14  104.32   N.M.


(Continued)


                                                    Dividends(4)                   Financial Characteristics(6)
                                             ------------------------  -------------------------------------------------
                                                                                                 Reported       Core
                                             Amount/         Payout    Total   Equity  NPAs/   -------------------------
Financial Institution                        Share    Yield  Ratio(5)  Assets  Assets  Assets  ROA    ROE    ROA    ROE
---------------------                        -----    -----  --------  ------  ------  ------  ---    ---    ---    ---
                                              ($)      (%)      (%)    ($Mil)    (%)    (%)    (%)    (%)    (%)    (%)

ATLANTIC COAST FINANICAL CORPORATION
  Superrange                                 $0.00    0.00%    0.00%    $634   28.10    1.36   0.61   2.19   0.36   1.27
  Maximum                                    $0.00    0.00%    0.00%    $616   26.04    1.40   0.64   2.47   0.38   1.45
  Midpoint                                   $0.00    0.00%    0.00%    $601   24.16    1.44   0.67   2.77   0.40   1.64
  Minimum                                    $0.00    0.00%    0.00%    $586   22.18    1.48   0.70   3.14   0.42   1.88

ALL PUBLIC COMPANIES(7)
  Averages                                    0.47    1.97    34.78    2,489   10.78    0.67   0.85   8.95   0.66   6.79
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

ALL NON-MHC STATE OF FL(7)
  Averages                                    0.46    2.07    38.54    1,577   10.76    0.66   0.85   8.76   0.62   6.44
  Medians                                      ---     ---      ---      ---     ---     ---    ---    ---    ---    ---

PUBLICLY-TRADED MHC INSTITUTIONS,
 FULL CONVERSION BASIS
  Averages                                    0.42    1.99    50.64      413   25.14    0.71   0.67   2.68   0.65   2.46
  Medians                                       --      --       --       --      --      --     --     --     --     --


PUBLICLY-TRADED MHC INSTITUTIONS,
 FULL CONVERSION BASIS
ALLB    Alliance Bank MHC of PA (20.0)        0.36    0.92    38.71      479   29.12    2.27   0.70   2.41   0.70   2.41
BCSB    BCSB Bankcorp MHC of MD (36.0)        0.50    2.50       NM      725   15.08    0.08   0.25   1.60   0.20   1.28
GOV     Gouverneur Bcp MHC of NY(42.4)        0.26    1.90    72.22      110   30.17    0.90   0.83   2.62   0.78   2.49
GCBC    Green Co Bcrp MHC of NY (43.0)        0.80    2.25    57.55      308   21.21    0.16   0.98   4.40   0.98   4.40
JXSB    Jcksnville Bcp MHC of IL(45.6)        0.30    1.50       NM      280   13.72    1.46   0.37   2.66   0.23   1.66
ONFC    Oneida Fincl MHC of NY (45.7)         0.37    2.53       NM      497   24.02    0.06   0.79   3.31   0.64   2.66
PBHC    Pathfinder BC MHC of NY (39.1)        0.40    2.02       NM      312   14.59    0.96   0.53   3.48   0.41   2.69
ROME    Rome Bncp Inc MHC of NY (41.6)        0.29    0.87    40.28      351   35.82    0.61   0.71   1.98   0.89   2.46
WCFB    Wbstr Cty Fed MHC of IA (38.5)        0.68    4.53       NM      146   42.59    0.38   1.13   2.63   1.13   2.63
WFD     Westfield Finl MHC of MA(47.0)        0.20    0.83    44.44      923   25.05    0.22   0.44   1.72   0.49   1.94



(1)  Current stock price of minority stock.  Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimated core earnings) is based on reported trailing 12 month data, adjusted to omit non-operating gains and losses on a tax-effected basis.  Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3)  P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/Core = Price to
     Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings (earnings adjusted to reflect second step conversion).
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)  Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP(R) Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.


RP FINANCIL, LC.
PAGE 4.29

                                                              Table 4.5
                                                        Public Market Pricing
                                       Atlantic Coast Federal Corporation and the Comparables
                                                         As of March 5, 2004
                                              MHC Pricing - 40% Minority Stock Issuance


                                           Market        Per Share Data
                                       Capitalization    --------------                                           Dividend(4)
                                       ---------------    Core    Book           Pricing Ratios(3)           -----------------------
                                       Price/    Market 12 Month  Value/  ---------------------------------- Amount/         Payout
Financial Institution                  Share(1)  Value   EPS(2)   Share   P/E    P/B     P/A    P/TB  P/Core Share   Yield  Ratio(5)
---------------------                  --------  -----   ------   -----   ---    ---     ---    ----  ------ -----   -----  --------
                                          ($)    ($Mil)    ($)     ($)    (x)    (%)     (%)    (%)    (x)    ($)     (%)      (%)
Atlantic Coast Federal Corporaiton
----------------------------------
  Superrange                            $10.00  $158.70   $0.16   $6.15  37.67 162.54x  28.67  167.10  61.62     -   0.00%    0.00%
  Maximum                               $10.00  $138.00   $0.19   $6.55  32.56 152.63x  25.26  157.25  53.05     -   0.00%    0.00%
  Midpoint                              $10.00  $120.00   $0.22   $7.01  28.17 142.62x  22.22  147.28  45.74     -   0.00%    0.00%
  Minimum                               $10.00  $102.00   $0.26   $7.63  23.82 131.00x  19.11  135.63  38.55     -   0.00%    0.00%

All Public Companies(7)
-----------------------
  Averages                               24.24   446.86    0.92   14.53  18.08  167.69  18.37  180.29  20.65  0.47    1.97    34.78
  Medians                                   --       --      --      --  17.05  156.46  16.31  167.01  19.64    --      --       --

All Non-MHC State of CA(7)
--------------------------
  Averages                               22.04   275.97    0.79   14.10  18.23  162.37  16.97  173.80  21.26  0.46    2.07    38.54
  Medians                                   --       --      --      --  17.67  150.40  15.62  163.49  21.06    --      --       --

Comparable Group Averages
-------------------------
  Averages                              $23.50   $34.93   $0.43   $9.27 39.78x  254.21  30.82  273.39 44.05x $0.42    1.99    21.26
  Medians                                   --       --      --      -- 40.07x  235.83  28.12  267.48 47.10x    --      --       --




Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)   39.00    26.83    0.63   10.21   N.M.  381.98  35.85  381.98   N.M.  0.36    0.92    11.43
BCSB    BCSB Bankcorp MHC of MD (36.0)   20.00    42.24    0.12    7.50   N.M.  266.67  17.87  283.69   N.M.  0.50    2.50       NM
GOV     Gouverneur Bcp MHC of NY(42.4)   13.68    13.21    0.29    7.82  44.13  174.94  32.88  174.94  47.17  0.26    1.90       NM
GCBC    Green Co Bcrp MHC of NY (43.0)   35.49    30.88    1.20   14.41  29.58  246.29  26.67  246.29  29.58  0.80    2.25    28.39
JXSB    Jcksnville Bcp MHC of IL(45.6)   19.99    17.41    0.23   10.32  46.49  193.70  14.83  228.98   N.M.  0.30    1.50       NM
ONFC    Oneida Fincl MHC of NY (45.7)    14.60    31.81    0.31    6.65  35.61  219.55  26.05  293.17  47.10  0.37    2.53       NM
PBHC    Pathfinder BC MHC of NY (39.1)   19.81    20.21    0.40    8.79  36.02  225.37  16.77  290.04  49.53  0.40    2.02       NM
ROME    Rome Bncp Inc MHC of NY (41.6)   33.29    39.08    0.50    8.55   N.M.  389.36  54.46  389.36   N.M.  0.29    0.87    15.89
WCFB    Wbstr Cty Fed MHC of IA (38.5)   15.00    10.85    0.32    6.00  46.88  250.00  53.29  251.26  46.88  0.68    4.53       NM
WFD     Westfield Finl MHC of MA(47.0)   24.16   116.79    0.33   12.44   N.M.  194.21  29.56  194.21   N.M.  0.20    0.83    29.33

(CONTINUED)

                                                    Financial Characteristics(6)
                                        -------------------------------------------------
                                                                  Reported         Core
                                         Total   Equity/  NPAs/   ---------     ---------   Offering
Financial Institution                    Assets  Assets   Assets  ROA   ROE     ROA   ROE     Size
---------------------                    ------  ------   ------  ---   ---     ---   ---     ----
                                         ($Mil)    (%)      (%)   (%)   (%)     (%)   (%)    ($Mil)
Atlantic Coast Federal Corporaiton
----------------------------------
  Superrange                               553    17.64    1.56   0.76  4.31    0.47  2.64   $63.5
  Maximum                                  546    16.55    1.58   0.78  4.69    0.48  2.88   $55.2
  Midpoint                                 540    15.58    1.60   0.79  5.06    0.49  3.12   $48.0
  Minimum                                  534    14.59    1.62   0.80  5.50    0.50  3.40   $40.8

All Public Companies(7)
-----------------------
  Averages                               2,489    10.78    0.67  0.85   8.95    0.66  6.79
  Medians                                   --       --      --    --     --      --    --

All Non-MHC State of CA(7)
--------------------------
  Averages                               1,577    10.76    0.66  0.85   8.76    0.62  6.44
  Medians                                   --       --      --    --     --      --    --

Comparable Group Averages
-------------------------
  Averages                                 356    12.32    0.71  0.62   4.95    0.59  4.54
  Medians                                   --       --      --    --     --      --    --

                                                                                                 MHC Per Share Data
                                                                                             ------------------------
                                                                                             Earnings   Book ValueTBV
Comparable Group
----------------
ALLB    Alliance Bank MHC of PA (20.0)     374     9.38    2.27  0.58   6.19    0.58  6.19    $0.63         $0.63
BCSB    BCSB Bankcorp MHC of MD (36.0)     660     6.70    0.08  0.17   2.34    0.11  1.56    $0.18         $0.12
GOV     Gouverneur Bcp MHC of NY(42.4)      95    18.79    0.90  0.79   4.03    0.74  3.77    $0.31         $0.29
GCBC    Green Co Bcrp MHC of NY (43.0)     272    10.83    0.16  0.97   8.53    0.97  8.53    $1.20         $1.20
JXSB    Jcksnville Bcp MHC of IL(45.6)     262     7.65    1.46  0.32   4.11    0.17  2.20    $0.43         $0.23
ONFC    Oneida Fincl MHC of NY (45.7)      428    11.86    0.06  0.74   6.36    0.56  4.81    $0.41         $0.31
PBHC    Pathfinder BC MHC of NY (39.1)     287     7.44    0.96  0.48   6.07    0.35  4.42    $0.55         $0.40
ROME    Rome Bncp Inc MHC of NY (41.6)     262    13.99    0.61  0.60   4.24    0.83  5.89    $0.36         $0.50
WCFB    Wbstr Cty Fed MHC of IA (38.5)     106    21.31    0.38  1.16   5.39    1.16  5.39    $0.32         $0.32
WFD     Westfield Finl MHC of MA(47.0)     816    15.22    0.22  0.35   2.24    0.41  2.64    $0.28         $0.33


(1)  Average of High/Low or Bid/Ask price per share.
(2)  EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)  P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)  Indicated 12 month dividend, based on last quarterly dividend declared.
(5)  Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)  ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)  Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2003 by RP(R) Financial, LC.
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